                                                FILED PURSUANT TO RULE 424(b)(4)
                                                   REGISTRATION NO. 333-48230

PROSPECTUS

CLEAR CHANNEL LOGO
                            CLEAR CHANNEL COMMUNICATIONS, INC.
                             ---------------------
                                  E650,000,000

                              6.50% NOTES DUE 2005
                             ---------------------

                               OFFER TO EXCHANGE
                    UP TO E650,000,000 6.50% NOTES DUE 2005
                FOR ANY AND ALL OUTSTANDING 6.50% NOTES DUE 2005

SUMMARY OF THE EXCHANGE OFFER

     This document and accompanying Letter of Transmittal relate to the proposed offer by Clear Channel Communications, Inc. ("Clear Channel") to exchange up to E650,000,000 aggregate principal amount of new 6.50% notes due 2005 for any and all of its outstanding 6.50% notes due 2005. The new notes, which are referred to as the "exchange notes," will be freely transferable. The outstanding notes, which are referred to as the "restricted notes," have certain transfer restrictions.

     The restricted notes are, and the exchange notes will be, unsecured and unsubordinated obligations of Clear Channel.

     - The exchange offer expires at 5:00 p.m. New York City time on December 13, 2000, unless extended.

     - There should be no United States federal income tax consequences to holders of restricted notes who exchange restricted notes for exchange notes pursuant to the exchange offer.

     - Holders of restricted notes do not have any appraisal or dissenters' rights in connection with the exchange offer.

     - Restricted notes not exchanged in the exchange offer will remain outstanding and be entitled to the benefits of the indenture under which they were issued, but except under certain circumstances will not have further exchange or registration rights.

     - The exchange notes will be listed on the Luxembourg Stock Exchange.

     Each holder of restricted notes wishing to accept the exchange offer must deliver the restricted notes to be exchanged, together with the Letter of Transmittal that accompanies this document and any other required documentation, to the exchange agent identified in this document. Alternatively, you may effect a tender of restricted notes by book-entry transfer into the exchange agent's account at Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear"), Clearstream Banking, societe anonyme, Luxembourg ("Clearstream, Luxembourg") or the Depository Trust Company ("DTC"). All deliveries are at the risk of the holder. You can find detailed instructions concerning delivery in the "Exchange Offer" section of this document and in the accompanying Letter of Transmittal.
                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE EXCHANGE NOTES OR DETERMINED IF THIS DOCUMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     YOU SHOULD READ THIS ENTIRE DOCUMENT AND THE ACCOMPANYING LETTER OF TRANSMITTAL AND RELATED DOCUMENTS AND ANY AMENDMENTS OR SUPPLEMENTS CAREFULLY BEFORE MAKING YOUR DECISION TO PARTICIPATE IN THE EXCHANGE OFFER.

                The date of this prospectus is November 9, 2000

     YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT. CLEAR CHANNEL HAS NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS DOCUMENT. NEITHER THE DELIVERY OF THIS DOCUMENT NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, NOR ANY EXCHANGE MADE PURSUANT TO THIS DOCUMENT SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS CORRECT AS OF ANY SUBSEQUENT DATE.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL TENDERS OF RESTRICTED NOTES BE ACCEPTED FROM, HOLDERS OF RESTRICTED NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR ITS ACCEPTANCE IS UNLAWFUL.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Where You Can Find More Information.........................     1
Cautionary Statement Regarding Forward-Looking Statements...     2
Summary.....................................................     3
The Exchange Offer..........................................     3
Business....................................................     5
Ratios of Earnings to Fixed Charges.........................     8
Holding Company Structure...................................     8
Risk Factors................................................     9
Exchange Offer..............................................    15
Description of the Notes....................................    25
United States Taxation......................................    40
Tax Consequences to U.S. Holders............................    40
Tax Consequences to Non-U.S. Holders........................    43
Currency Conversions and Foreign Exchange Risks Affecting
  the Notes.................................................    45
Plan of Distribution........................................    46
Experts.....................................................    47
Legal Opinions..............................................    47
Listing and General Information.............................    48

     References herein to "$" and "dollars" are to the currency of the United States. References to "euro" and "E" are to the currency introduced in the member states of the European Communities which adopted such single currency at the start of the third stage of the European Economic Monetary Union, pursuant to the Treaty establishing the European Communities, as amended by the Treaty on European Union. The financial information presented herein has been prepared in accordance with generally accepted accounting principles of the United States.

     On November 8, 2000, the Noon Buying Rate for euros was E1.00 =
U.S.$0.8559.

                      WHERE YOU CAN FIND MORE INFORMATION

     Clear Channel files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information Clear Channel files with the SEC at its public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Clear Channel's filings are also available to the public on the internet, through a database maintained by the SEC at http://www.sec.gov. In addition, you can inspect and copy Clear Channel's reports, proxy statements and other information at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which the common stock is listed.

     We filed a registration statement on Form S-4 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and our securities.

     The SEC allows us to "incorporate by reference" into this document the information Clear Channel filed with it. This means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this document, unless and until that information is updated and superseded by the information contained in this document or any information incorporated later.

     We incorporate by reference the documents listed below:

          1. Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

          2. Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, as amended by Form 10-Q/A filed May 16, 2000.

          3.  Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.

          4.  Current Report on Form 8-K filed October 6, 2000.

          5.  Current Report on Form 8-K filed September 6, 2000.

          6.  Current Report on Form 8-K filed August 4, 2000.

          7.  Current Report on Form 8-K filed June 14, 2000.

          8.  Current Report on Form 8-K filed May 11, 2000.

          9.  Current Report on Form 8-K filed February 29, 2000.

          10. Portions of the Current Report on Form 8-K filed November 19, 1999 relating to the consolidated financial statements of Capstar Broadcasting Corporation and Subsidiaries and the report of PricewaterhouseCoopers LLP dated February 26, 1999, except as to Note 3, which is as of March 15, 1999 (pgs. 56-104 of said Form 8-K).

          11. Current Report on Form 8-K filed May 7, 1999.

          12. Current Report on Form 8-K filed December 10, 1998, as amended by Form 8-K/A filed February 23, 1999 and Form 8-K/A filed April 12, 1999.

     We also incorporate by reference all future filings we make with the SEC between the date of this document and the date upon which we sell all the securities we offer with this document.

     You may obtain copies of filings referred to above at no cost by contacting us at the following address: Corporate Secretary, Clear Channel Communications, Inc., 200 East Basse Road, San Antonio, Texas 78209, telephone: (210) 822-2828.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This document contains forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us, including, among other things:

     - the impact of general economic conditions in the U.S. and in other countries in which we currently do business, such as the United Kingdom, Australia, New Zealand, Mexico and certain other European and Asian countries;

     - competition and general conditions in our broadcasting and outdoor advertising industries;

     - fluctuations in exchange rates and currency values;

     - capital expenditure requirements;

     - legislative or regulatory requirements, including the policies of the Federal Communications Commission, the U.S. Department of Justice and the Federal Trade Commission with respect to the conduct of our business, the consummation of future or pending acquisitions, including the pending mergers with AMFM and SFX, and the extent of the asset divestitures required to obtain regulatory approval for the AMFM merger;

     - interest rates;

     - taxes;

     - access to capital markets;

     - additional risks referenced in our filings with the Securities and Exchange Commission;

     - the integration of our business with those of our recently acquired companies; and

     - the effect of leverage on our financial position and earnings.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or other factors. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document might not occur as currently contemplated.

                                    SUMMARY

     The following summary contains basic information about this exchange offer. It may not contain all the information that is important to you in making your investment decision. More detailed information appears elsewhere in this prospectus and in our consolidated financial statements and accompanying notes that we incorporate by reference. "The Exchange Offer" and the "Description of the Notes "sections of this prospectus contain more detailed information regarding the terms and conditions of the exchange offer and the exchange notes. Certain capitalized terms used in this prospectus summary are defined elsewhere in this prospectus.

                               THE EXCHANGE OFFER

Exchange Notes.............  E650,000,000 in principal amount of our 6.50%
                             exchange notes due July 7, 2005. On November 8, 2000, the Noon Buying Rate for euros was E1.00 = U.S.$0.8559. For more details see "Terms of the Exchange Offer."

The Exchange Offer.........  We are offering to issue the exchange notes in exchange for a like principal amount of outstanding notes that we issued on July 7, 2000. We are offering to issue the exchange notes to satisfy our obligations contained in the registration rights agreement we entered into when we sold the outstanding notes in transactions pursuant to Rule 144A and Regulation S under the Securities Act. The outstanding notes were subject to transfer restrictions that will not apply to the exchange notes so long as you are acquiring the exchange notes in the ordinary course of your business, you are not participating in a distribution of the exchange notes and you are not an affiliate of ours.

Maturity Date..............  Each exchange note will mature on July 7, 2005.

Interest Payment Dates.....  The exchange notes will pay interest on July 7 of each year commencing July 7, 2001.

Ranking....................  The exchange notes are direct, unsecured and unsubordinated obligations Clear Channel and will rank equally with other unsecured and unsubordinated obligations of Clear Channel for money borrowed. The exchange notes will be effectively subordinated to all existing and future indebtedness and other liabilities of Clear Channel's subsidiaries.

Certain Covenants..........  The Indenture governing the exchange notes contains covenants that, among other things, limit our ability to:

                             - create liens;

                             - engage in certain sale/leaseback transactions;

                             - merge or consolidate with another company; or

                             - transfer substantially all of our assets.

                             For more details, see the section under the heading "Description of the -- Covenants" in the prospectus.

Use of Proceeds............  We will not receive any proceeds from the issuance of the exchange notes.

Denominations and Issuance
of exchange notes..........  The exchange notes will be issued only in registered form without coupons, in minimum denominations of E1,000 and multiples of E1,000.

Tenders, Expiration Date,
  Withdrawal...............  The exchange offer will expire at 5:00 p.m., New
                             York City time, on December 13, 2000, unless it is extended. To tender your outstanding notes you must follow the detailed procedures described under the heading "The Exchange Offer -- Procedures for Tendering" including special procedures for certain beneficial owners and broker-dealers. If you decide to exchange your outstanding notes for exchange notes, you must acknowledge that you do not intend to engage in and have no arrangement with any person to participate in a distribution of the exchange notes. If you decide to tender your outstanding notes pursuant to the exchange offer, you may withdraw them at any time prior to 5:00 p.m., New York City time, on the expiration date.

Federal Income Tax
  Consequences.............  Your exchange of outstanding notes for exchange notes pursuant to the exchange offer will not result in a gain or loss to you.

Exchange Agent.............  The Bank of New York is the exchange agent for the exchange offer.

Failure to Exchange Your
  outstanding Rule 144A
  notes and Trading
  Market...................  If you fail to exchange your outstanding Rule 144A notes for exchange notes in the exchange offer, your outstanding notes will continue to be subject to transfer restrictions and you will not have any further rights under the registration rights agreement, including any right to require us to register your outstanding notes or to pay any additional interest. To the extent that outstanding notes are tendered and accepted in the exchange offer, your ability to sell untendered, and tendered but unaccepted, outstanding notes could be adversely affected. There may be no trading market for the outstanding notes.

                             There can be no assurance that an active public market for the exchange notes will develop or as to the liquidity of any market that may develop for the exchange notes, the ability of holders to sell the exchange notes, or the price at which holders would be able to sell the exchange notes. For more details, see the sections "Clearing of the Notes" and "Absence of a Public Market" under the heading "Exchange Offer".

                                    BUSINESS

     We are a global leader in the out-of-home advertising industry reaching local, national and international consumers through a complementary portfolio of radio stations, radio broadcast networks, outdoor advertising displays, television stations, a media representation business and a growing presence on the Internet. We are comprised of three business segments: broadcasting, outdoor advertising and entertainment. Following the completion of our merger with AMFM Inc., as of August 31, 2000, we owned, programmed or sold airtime for approximately 930 domestic radio stations and two radio stations in Denmark. In addition, we owned or programmed 24 domestic television stations. We are one of the world's largest outdoor advertising companies based on our total domestic and international advertising display inventory. Through our recent acquisition of SFX Entertainment, Inc., we are also now one of the world's largest diversified promoters, producers and venue operators for live entertainment events. We were incorporated in Texas in 1974. Our principal executive offices are located at 200 East Basse Road, San Antonio, Texas 78209 (telephone:
210-822-2828).

     Our broadcasting segment includes both radio and television stations for which we are the licensee and radio and television stations which we program or for which we sell air time under local marketing agreements or joint sales agreements. Our broadcasting segment also operates radio networks and produces syndicated programming. Our outdoor advertising segment includes advertising display faces which we own or operate under lease management agreements. Our entertainment segment includes the promotion and production of live entertainment events and operation of live entertainment venues. Our entertainment segment also includes a sports marketing and management company.

     A brief description of each of our primary lines of business and the recently completed mergers with AMFM and SFX follows.

BROADCASTING

     As of August 31, 2000, we owned, programmed, or sold airtime for approximately 930 domestic radio stations, two international radio stations, 20 domestic television stations and four satellite television stations. Our radio stations employ a wide variety of programming formats, such as News/Talk/Sports, Country, Adult Contemporary, Urban and Rock. We own two international radio stations located in Denmark that broadcast Adult Contemporary and Oldies formats to the Copenhagen market and one cable audio channel that reaches most of Denmark. We also provide programming to and sell airtime under exclusive sales agency agreements for three radio stations in Mexico. In addition, we also operate several radio networks and produce more than 50 syndicated programs and services for more than 4,000 radio stations. Our syndicated programs include Rush Limbaugh, The Dr. Laura Schlessinger Show, Dr. Dean Edell, American Top 40 with Casey Kasem and Rockline. In addition, we currently own the following interests in radio broadcasting or music distribution companies:

     - a 50% equity interest in the Australian Radio Network Pty., Ltd., which operates radio stations in Australia;

     - a 33% equity interest in New Zealand Radio Network, which operates radio stations in New Zealand;

     - a 26% non-voting equity interest in Hispanic Broadcasting Corporation, a leading domestic Spanish-language radio broadcaster;

     - a 22.9% equity interest in Muzak Holdings, LLC, a music distribution company;

     - a 40% equity interest in Grupo Acir Communicaciones, S.A. de C.V., one of the largest radio broadcasters in Mexico;

     - a 50% equity interest in Radio 1, which owns seven radio stations in Norway;

     - a 50% equity interest in Radio Bonton, a.s., which owns an FM radio station in the Czech Republic; and

     - a 32% equity interest in JAZZ FM plc, which owns two radio stations in England.

     Our television stations are affiliated with various television networks, including FOX, UPN, ABC, NBC and CBS. The primary sources of programming for our ABC, NBC and CBS affiliated television stations are their respective networks, which produce and distribute programming in exchange for each station's commitment to air the programming at specified times and for commercial announcement time during the programming. We supply the majority of programming to our FOX and UPN affiliates by selecting and purchasing syndicated television programs.

OUTDOOR ADVERTISING

     As of August 31, 2000, we owned approximately 750,000 advertising display faces, and operated approximately 5,900 display faces under license management agreements. We currently provide outdoor advertising services in over 50 domestic markets and over 35 international markets. Domestic display faces include billboards of various sizes and various small display faces on the interior and exterior of various public transportation vehicles and taxi cabs. International display faces include street furniture, transit displays and billboards of various sizes. Additionally, we currently own the following interests in outdoor advertising companies:

     - a 50% equity interest in Hainan White Horse Advertising Media Investment Co. Ltd., which operates street furniture displays in China;

     - a 50% equity interest in Sirocco International SA, which is developing a new 8 square meter format network and obtaining concessions for 2 square meter format panels in France;

     - a 50% equity interest in Adshel Street Furniture Pty., Limited, which operates street furniture displays in Australia and New Zealand;

     - a 30% equity interest in Capital City Posters Pty., Ltd, which operates street furniture and billboard displays in Singapore;

     - a 50% equity interest in Buspak, which operates bus and tram displays in Hong Kong; and

     - a 31.9% equity interest in Master & More Co., Ltd, which operates billboard displays in Thailand.

ENTERTAINMENT

     As a result of our recent merger with SFX, we are one of the world's largest diversified promoters, producers and venue operators for live entertainment events. In addition, we are a leading fully integrated sports marketing and management company specializing in the representation of sports athletes and broadcasters, integrated event management, and television programming, production and marketing consulting services. We operate one of the largest network of venues used principally for music concerts and other live entertainment events in the United States, with 92 venues in 31 of the top 50 markets and nine venues principally used for theatrical presentations, primarily in the United Kingdom. Through our large number of venues and our presence in each of the markets that we serve, we are able to provide integrated promotion, production and venue operation and event management services for a broad variety of live entertainment events.

AMFM MERGER

     On August 30, 2000, we closed our merger with AMFM Inc. Pursuant to the terms of the merger agreement, each share of AMFM common stock was exchanged for
0.94 shares of our common stock. Approximately 205.4 million shares of our common stock were issued in the AMFM merger. We also indirectly assumed or refinanced AMFM's outstanding debt. At June 30, 2000, AMFM had a total outstanding indebtedness of approximately $5.7 billion, a portion of which has since been repaid with the proceeds of radio station divestitures required to gain regulatory approval for the merger. Additionally, all options and warrants to purchase AMFM common stock outstanding at the effective time of the merger became exercisable, subject to applicable vesting, for approximately 25.5 million shares of our common stock.

     At the time of the AMFM merger, AMFM owned, programmed or sold airtime for 414 radio stations. AMFM also owned Katz Media, a full-service media representation firm. In addition, AMFM owned an approximate 30% equity interest in Lamar Advertising Company.

     To obtain clearance from the United States Department of Justice, Clear Channel and AMFM agreed to sell 99 radio stations in 27 markets. Before consummating our merger with AMFM, Clear Channel and AMFM completed the sale of 85 of these stations. The remaining 14 stations, which are located in five markets, will be sold pursuant to a consent decree filed by the DOJ on August 29, 2000. Under the terms of the consent decree, we have 150 days from August 29th to complete the sales of these 14 stations. In addition to the requirement that we sell the remaining 14 stations, for the next ten years, the consent decree requires that we provide the DOJ with advance notice of certain transactions in the five markets and refrain from reacquiring any of the stations (24 in total) we sold in the five markets to obtain DOJ clearance.

     In addition, we agreed in the consent decree to sell AMFM's approximately 30% equity stake in Lamar by December 31, 2002. Furthermore, the consent decree requires that our investment must be passive while we continue to hold any part of this stake in Lamar. The consent decree requires, among other things, that we shall not (i) elect, nominate or appoint directors of Lamar, (ii) participate as a board member or otherwise in any Lamar board meeting or on any committees,
(iii) exercise any veto rights with respect to the business of Lamar, or (iv) obtain non-public financial or business information with respect to Lamar. The consent decree also prohibits our acquiring additional shares of Lamar, except in a transaction that requires a filing under the federal antitrust laws.

     In connection with the AMFM merger agreement, we entered into a registration rights agreement with certain shareholders of AMFM. As a result of the registration rights agreement, we may be required to file registration statements with the SEC to register for resale our common stock received by such AMFM shareholders in the AMFM merger.

SFX MERGER

     On August 1, 2000, we closed our merger with SFX Entertainment, Inc. Pursuant to the terms of the merger agreement, each share of SFX Class A common stock was exchanged for 0.6 shares of our common stock and each share of SFX Class B common stock was exchanged for one share of our common stock. Approximately 39.1 million shares of our common stock were issued in the SFX merger. We also indirectly assumed or refinanced SFX's outstanding debt. At June 30, 2000, SFX had total outstanding indebtedness of approximately $1.4 billion. Additionally, all options and warrants to purchase SFX common stock outstanding at the effective time of the merger became exercisable for approximately 6.5 million shares of our common stock.

     A number of lawsuits were filed by holders of SFX Class A common stock alleging, among other things, that the difference in consideration for the Class A and Class B shares constituted unfair consideration to the Class B holders and that the SFX board breached its fiduciary duties and that we aided and abetted the actions of the SFX board. On August 29, 2000, a settlement that resulted in a modification of the consideration payable to SFX shareholders in the merger was approved by the court. Under the settlement, the defendants will pay to the holders of the SFX Class A common stock an aggregate of $34.5 million, payable in either cash or our common stock, at the option of the defendants, less the amount of $5.175 million awarded to plaintiffs' counsel by the court.

     At the time of the SFX merger, SFX was one of the world's largest diversified promoters, producers and venue operators for live entertainment events. In addition, SFX was a leading fully integrated sports marketing and management company specializing in the representation of sports athletes and broadcasters, integrated event management, television programming and production and marketing consulting services. SFX also operated the largest network of venues used principally for music concerts and other live entertainment events in the United States, with 92 venues in 31 of the top 50 markets. These venues include 17 amphitheaters in the top 10 markets and nine venues principally used for theatrical presentations. In addition, SFX owned or operated 28 international venues used primarily for theatrical presentations, principally in the United Kingdom.

     In connection with the SFX merger agreement, we entered into a registration rights agreement with Mr. Robert F. X. Sillerman, the Executive Chairman of the Board and a shareholder of SFX, granting Mr. Sillerman and his transferees certain piggyback registration rights with respect to any or all of the shares of our common stock issued to Mr. Sillerman in the SFX merger.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes (which excludes the cumulative and transition effects of accounting changes) and fixed charges by fixed charges. "Fixed charges" consist of interest on debt and that portion of rental expense deemed to be representative of interest.

                                                                                           SIX MONTHS
                                                                                             ENDED
                                                           YEAR ENDED DECEMBER 31,          JUNE 30,
                                                      ---------------------------------   ------------
                                                      1999    1998   1997   1996   1995   2000    1999
                                                      ----    ----   ----   ----   ----   ----    ----
Ratio of earnings to fixed charges..................  2.04    1.83   2.32   3.63   3.32   1.25    3.06

                           HOLDING COMPANY STRUCTURE

     We are a holding company and our assets consist primarily of investments in our subsidiaries and majority-owned partnerships. Our rights and the rights of our creditors, including holders of debt securities or junior subordinated debt securities, to participate in the distribution of assets of any person in which we own an equity interest will be subject to prior claims of the person's creditors upon the person's liquidation or reorganization. However, we may ourself be a creditor with recognized claims against this person, but our claims would still be subject to the prior claims of any secured creditor of this person and of any holder of indebtedness of this person that is senior to that held by us. Accordingly, the holder of notes may be deemed to be effectively subordinated to those claims.

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

                                  RISK FACTORS

     Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus supplement and the prospectus and in the documents incorporated by reference before deciding whether to purchase our securities.

WE HAVE LOSSES AND PRO FORMA LOSSES

     On a pro forma basis, after giving effect to the acquisitions we completed in 1999, we had a loss of $0.15 per share for the year ended December 31, 1999. In addition, if the mergers with AMFM and SFX had been completed at the beginning of this period, the pro forma losses during the period would have been substantially greater at $1.09 per share. Because of the substantial amortization of goodwill related to the merger and prior acquisitions, we expect these losses to continue. See "Unaudited Pro Forma Combined Condensed Consolidated Financial Statements."

WE MAY EXPERIENCE DIFFICULTIES IN COMBINING CLEAR CHANNEL, AMFM AND SFX

     Our mergers with AMFM and SFX combine companies that previously operated independently. We intend to integrate some AMFM and SFX operations into our own operations. However, we may not successfully combine their operations with our own operations. Any unexpected delays or costs of combining these companies could adversely affect us. In particular, SFX is engaged in a line of business that is new to us, and we may encounter difficulties or obstacles to integrating our businesses. Moreover, the outstanding debt of AMFM and SFX, to the extent it remains outstanding, contains restrictive covenants which may limit our ability to integrate the separate operations of AMFM or SFX, as the case may be. Additionally, the operations, management and personnel of these companies may not be compatible. Following either of these mergers, we may experience the loss of key personnel.

WE HAVE INCREASED OUR DEBT DUE TO THE AMFM AND SFX MERGERS

     Following the AMFM and SFX mergers, our debt obligations significantly increased. At June 30, 2000, we had borrowings under our credit facilities and other long term debt outstanding of approximately $5.4 billion. At June 30, 2000, we had shareholder's equity of $10.1 billion. At June 30, 2000, AMFM had total outstanding indebtedness of approximately $5.7 billion, a portion of which has since been repaid with the proceeds of radio station divestitures required to gain regulatory approval for the merger. At June 30, 2000, SFX had total outstanding indebtedness of approximately $1.4 billion. At August 31, 2000, Clear Channel, including AMFM and SFX, had approximately $10.1 billion of combined total outstanding indebtedness. We expect to continue to borrow funds to finance acquisitions of broadcasting, outdoor advertising and entertainment properties, as well as for other purposes. Our debt obligations could increase substantially because of the debt levels of companies that we may acquire in the future. Effective upon the August 30, 2000 merger with AMFM, AMFM's $3.2 billion credit facility was repaid in its entirety and terminated. Concurrently, we repaid and replaced our $1.0 billion 364-day multi-currency facility with a $3.0 billion five-year multi-currency facility. Borrowings under our $3.0 billion credit facility are at a floating rate, which at August 31, 2000 was equal to dollar LIBOR or an appropriate offshore currency rate, plus a margin of 0.625%. Borrowings under our existing $2.0 billion domestic credit facility are at a floating rate, which at August 31, 2000 was equal to dollar LIBOR plus 0.40%. As of August 31, 2000 we had borrowed approximately $236.8 million, of which $186.8 million or L129.1 million was denominated in British pounds, under our $3.0 billion multi-currency credit facility and $2.0 billion under our $2.0 billion domestic credit facility.

     Such a large amount of indebtedness could have negative consequences for us, including without limitation the following:

     - limitations on our ability to obtain financing in the future;

     - much of our cash flow will be dedicated to interest obligations and unavailable for other purposes;

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

     - the high level of indebtedness limits our flexibility to deal with changing economic, business and competitive conditions; and

     - the high level of indebtedness could make us more vulnerable to an increase in interest rates, a downturn in our operating performance or a decline in general economic conditions.

     The failure to comply with the covenants in the agreements governing the terms of us or SFX or AMFM could be an event of default and could accelerate the payment obligations and, in some cases, could affect other obligations with cross-default and cross-acceleration provisions.

OUR OPERATIONS MAY BE RESTRICTED BY AMFM INDEBTEDNESS AND SFX INDEBTEDNESS

     If all or part of AMFM's or SFX's indebtedness remains outstanding because either the AMFM or SFX debtholders do not accept our mandatory offers to purchase such indebtedness or we do not otherwise purchase such indebtedness, the terms of such indebtedness may restrict the ability of AMFM and its subsidiaries or SFX and its subsidiaries to make funds available to us in the form of dividends, loans, advances or otherwise. Much of AMFM's and SFX's indebtedness is high-yield indebtedness and restricts them from incurring additional indebtedness, repaying other debt, repurchasing or redeeming capital stock, selling assets or stock, making certain investments or acquisitions, engaging in asset swaps, mergers or consolidations and entering into transactions with affiliates. The covenants for this type of indebtedness are more restrictive than those contained in our public indebtedness. Accordingly, the AMFM and SFX indebtedness which remains outstanding following the two mergers may continue to:

     - cause us to incur substantial consolidated interest expense and principal repayment obligations;

     - limit our ability to obtain additional debt financing;

     - make it more difficult for us to combine our operations with AMFM and SFX; and

     - place more restrictions on our ability to manage AMFM and SFX than we currently face in the management of the rest of its business.

DEPENDENCE ON KEY PERSONNEL

     Our business is dependent upon the performance of key employees, including
L. Lowry Mays, our chief executive officer, and other executive officers. We employ or independently contract with several on-air personalities and hosts of syndicated radio programs with significant loyal audiences in their respective markets. Although we have entered into long-term agreements with some of our executive officers, key on-air talent and program hosts to protect their interests in those relationships, we can give no assurance that all of these key employees will remain with us or will retain their audiences.

EXTENSIVE GOVERNMENT REGULATION MAY LIMIT OUR OPERATIONS

     BROADCASTING. The federal government extensively regulates the domestic broadcasting industry, and any changes in the current regulatory scheme could significantly affect us. Our broadcasting business depends upon maintaining broadcasting licenses issued by the FCC for maximum terms of eight years. Renewals of broadcasting licenses can be attained only through the FCC's grant of appropriate applications. Although the FCC rarely denies a renewal application, the FCC could deny future renewal applications. Such a denial could adversely affect our operations.

     The federal communications laws limit the number of broadcasting properties we may own in a particular area. While the Telecommunications Act of 1996 relaxed the FCC's multiple ownership limits, any subsequent modifications that tighten those limits could adversely affect us by making it impossible for us to complete potential acquisitions or requiring us to divest stations we have already acquired. For instance, the FCC has recently adopted modified rules that in some cases permit a company to own fewer radio stations than allowed by the Telecommunications Act of 1996 in markets or geographical areas where the company also owns television stations. These modified rules could eventually require us to divest radio stations we currently own in markets or areas where we also own television stations. Additionally, the FCC is considering adopting new or revised rules that may further limit the number of radio stations a company may own in local markets. Such rules, if adopted, could limit our ability to make future radio acquisitions.

     Moreover, changes in governmental regulations and policies may have a material impact upon us. For example, we currently provide programming to several television stations we do not own and receive programming from other parties for certain television stations we do own. These programming arrangements are made through contracts known as local marketing agreements. The FCC has recently revised its rules and policies regarding television local marketing agreements. These revisions will restrict our ability to enter into television local marketing agreements in the future, and may eventually require us to terminate our programming arrangements under existing local marketing agreements. Additionally, the FCC has recently adopted rules which under certain circumstances will subject previously nonattributable debt and equity interests in communications media to the FCC's multiple ownership restrictions. These new rules may limit our ability to expand our media holdings.

     ANTITRUST. Additional acquisitions by us of radio and television stations and outdoor advertising properties as well as live entertainment operations or entities may require review by foreign antitrust agencies under the antitrust laws of foreign jurisdictions and will require antitrust review by the federal antitrust agencies, and we can give no assurances that the DOJ or the Federal Trade Commission or foreign antitrust agencies will not seek to bar us from acquiring additional radio or television stations, outdoor advertising or entertainment properties in any market where we already have a significant position. Following the passage of the Telecommunications Act of 1996, the DOJ has become more aggressive in reviewing proposed acquisitions of radio stations, particularly in instances where the proposed acquirer already owns one or more radio station properties in a particular market and seeks to acquire another radio station in the same market. The DOJ has, in some cases, obtained consent decrees requiring radio station divestitures in a particular market based on allegations that acquisitions would lead to unacceptable concentration levels. The DOJ also actively reviews proposed acquisitions of outdoor advertising properties. In addition, the antitrust laws of foreign jurisdictions will apply if we acquire international broadcasting properties.

     ENVIRONMENTAL. As the owner or operator of various real properties and facilities, especially in our outdoor advertising operations and SFX's venue operations, we must comply with various federal, state and local environmental laws and regulations. Such laws and regulations impose operating requirements and potential property cleanup liabilities in connection with fuel storage for our outdoor advertising operations. In addition, zoning and noise level restrictions may affect, among other things, the hours of operations of SFX's venue operations. Our broadcasting operations, as well as those of AMFM, also are subject to operating requirements and potential personal injury and property damage claims relating to radio frequency emissions from our transmission towers. Although we have not incurred significant expenditures to comply with these laws and regulations, additional environmental laws or requirements which may come into effect in the future, or a violation of existing laws, could require the combined company to incur significant costs.

OUR OPERATIONS ARE IMPACTED BY THE REGULATION OF OUTDOOR ADVERTISING

     Our outdoor advertising operations are significantly impacted by federal, state and local government regulation of the outdoor advertising business.

     The federal government conditions federal highway assistance on states imposing location restrictions on the placement of billboards on primary and interstate highways. Federal laws also impose size, spacing and other limitations on billboards. Some states have adopted standards more restrictive than the federal requirements. Local governments generally control billboards as part of their zoning regulations. Some local governments have enacted ordinances which require removal of billboards by a future date. Others prohibit the construction of new billboards and the reconstruction of significantly damaged billboards, or allow new construction only to replace existing structures.

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

     Local laws which mandate removal of billboards at a future date often do not provide for payment to the owner for the loss of structures that are required to be removed. Some federal and state laws require payment of compensation in such circumstances. Local laws that require the removal of a billboard without compensation have been challenged in state and federal courts with conflicting results. Accordingly, we may not be successful in negotiating acceptable arrangements when our displays have been subject to removal under these types of local laws.

     Additional regulations may be imposed on outdoor advertising in the future. Legislation regulating the content of billboard advertisements has been introduced in Congress from time to time in the past. Additional regulations or changes in the current laws regulating and affecting outdoor advertising at the federal, state or local level may have a material adverse effect on our results of operations.

CHANGES IN RESTRICTIONS ON OUTDOOR TOBACCO ADVERTISING AND ALCOHOL ADVERTISING MAY POSE RISKS

     Regulations, legislation and recent settlement agreements related to outdoor tobacco advertising could have a material adverse effect on us. The major U.S. tobacco companies that are defendants in numerous class action suits throughout the country recently reached an out-of-court settlement with 46 states that includes a ban on outdoor advertising of tobacco products. The settlement agreement was finalized on November 23, 1998, but must be ratified by the courts in each of the 46 states participating in the settlement. In addition to the mass settlement, the tobacco industry previously had come to terms with the remaining four states individually. The terms of such individual settlements also included bans on outdoor advertising of tobacco products.

     In addition to the settlement agreements, state and local governments are also regulating the outdoor advertising of alcohol and tobacco products. For example, several states and cities have laws restricting tobacco billboard advertising near schools and other locations frequented by children. Some cities have proposed even broader restrictions, including complete bans on outdoor tobacco advertising on billboards, kiosks, and private business window displays. In a few jurisdictions, restrictions on tobacco billboard advertising have prompted Constitutional challenges with mixed results in court. It is possible that state and local governments may propose or pass similar ordinances to limit outdoor advertising of alcohol, tobacco and other products or services in the future, and that there may be court challenges to such restrictions. Legislation regulating tobacco and alcohol advertising has also been introduced in a number of European countries in which we conduct business, and could have a similar impact.

     The elimination of billboard advertising by the tobacco industry will cause a reduction in our direct revenues from such advertisers and may simultaneously increase the available space on the existing inventory of billboards in the outdoor advertising industry. This industry-wide increase in space may in turn result in a lowering of outdoor advertising rates or limit the ability of industry participants to increase rates for some period of time. For the year ended December 31, 1999, approximately 1.5% of our revenues came from the outdoor advertising of tobacco products.

OUR INTERNATIONAL OPERATIONS HAVE ADDED RISKS

     Doing business in foreign countries carries with it risks that are not found in doing business in the United States. We currently derive a portion of our revenues from international radio and outdoor operations in Europe, Asia, Mexico, Australia and New Zealand. Following the SFX merger, we have significantly expanded our international operations. The risks of doing business in foreign countries which could result in losses against which we are not insured include:

     - exposure to local economic conditions;

     - potential adverse changes in the diplomatic relations of foreign countries with the United States;

     - hostility from local populations;

     - the adverse effect of currency exchange controls;

     - restrictions on the withdrawal of foreign investment and earnings;

     - government policies against businesses owned by foreigners;

     - expropriations of property;

     - the potential instability of foreign governments;

     - the risk of insurrections;

     - risks of renegotiation or modification of existing agreements with governmental authorities;

     - foreign exchange restrictions;

     - withholding and other taxes on remittance and other payments by subsidiaries; and

     - changes in taxation structure.

EXCHANGE RATES MAY CAUSE FUTURE LOSSES IN OUR INTERNATIONAL OPERATIONS

     Because we own assets overseas and derive revenues from our international operations, we may incur currency translation losses due to changes in the values of foreign currencies and in the value of the U.S. dollar. We cannot predict the effect of exchange rate fluctuations upon future operating results. To reduce our exposure to the risk of international currency fluctuations, we maintain a natural hedge by incurring amounts of debt in each currency approximately equivalent to our net assets in each such currency. We review this hedge position monthly. We currently maintain no derivative instruments to reduce the exposure to translation and/or transaction risk but may adopt other hedging strategies in the future.

OUR ACQUISITION STRATEGY COULD POSE RISKS

     OPERATIONAL RISKS. We intend to grow through the acquisition of broadcasting companies and assets, outdoor advertising companies, individual outdoor advertising display faces, live entertainment assets and other assets that we believe will assist our customers in marketing their products and services. Our acquisition strategy involves numerous risks, including:

     - certain of such acquisitions may prove unprofitable and fail to generate anticipated cash flows;

     - to successfully manage a rapidly expanding and significantly larger portfolio of broadcasting and outdoor advertising properties, as well as the live entertainment business, we may need to recruit additional senior management and expand corporate infrastructure;

     - entry into markets and geographic areas where we have limited or no experience;

     - we may encounter difficulties in the integration of operations and systems;

     - management's attention may be diverted from other business concerns; and

     - we may lose key employees of acquired companies or stations.

     We frequently evaluate strategic opportunities both within and outside our existing lines of business. We expect from time to time to pursue additional acquisitions and may decide to dispose of certain businesses. These acquisitions or dispositions could be material.

     CAPITAL REQUIREMENTS NECESSARY FOR ADDITIONAL ACQUISITIONS. We will face stiff competition from other broadcasting, outdoor advertising and live entertainment companies for acquisition opportunities. If the prices sought by sellers of these companies continue to rise, we may find fewer acceptable acquisition opportunities. In addition, the purchase price of possible acquisitions could require additional debt or equity financing on our part. We can give no assurance that we will obtain the needed financing or that we will obtain such financing on attractive terms. Additional indebtedness could increase our leverage and make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures. Additional equity financing could result in dilution to our shareholders.

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

WE FACE INTENSE COMPETITION IN OUR BROADCASTING, OUTDOOR ADVERTISING AND LIVE ENTERTAINMENT BUSINESSES

     Our three existing business segments are in highly competitive industries, and we may not be able to maintain or increase our current audience ratings and advertising revenues. Our radio and television stations and outdoor advertising properties compete for audiences and advertising revenues with other radio and television stations and outdoor advertising companies, as well as with other media, such as newspapers, magazines, cable television, direct mail and the Internet within their respective markets. Audience ratings and market shares are subject to change, which could have an adverse effect on our revenues in that market. Other variables that could affect our financial performance include:

     - economic conditions, both general and relative to the broadcasting industry;

     - shifts in population and other demographics;

     - the level of competition for advertising dollars;

     - fluctuations in operating costs;

     - technological changes and innovations;

     - changes in labor conditions; and

     - changes in governmental regulations and policies and actions of federal regulatory bodies.

     As a participant in the live entertainment industry, our ability to generate revenues will be highly sensitive to rapidly changing public tastes and will be dependent on the availability of popular performers and events. Since SFX relies on unrelated parties to create and perform live entertainment content, any lack of availability of popular musical artists, touring Broadway shows, specialized motor sports talent and other performers could limit the combined company's ability to generate revenues. In addition, SFX requires access to venues to generate revenues from live entertainment events. SFX operates a number of its live entertainment venues under leasing or booking agreements. Our long-term success will depend in part on our ability to renew these agreements when they expire or end. We may be unable to renew these agreements on acceptable terms or at all, and may be unable to obtain favorable agreements with new venues.

NEW TECHNOLOGIES MAY AFFECT OUR BROADCASTING OPERATIONS

     The FCC has approved and is considering ways to introduce new technologies to the radio broadcast industry, including satellite and terrestrial delivery of digital audio broadcasting and the standardization of available technologies which significantly enhance the sound quality of radio broadcasts. We are unable to predict the effect that these technologies will have on our broadcasting operations, but the capital expenditures necessary to implement these technologies could be substantial. Additionally, the FCC has established a low power FM broadcast service. Low power FM stations may serve as additional competition to our radio operations in some or all of our markets, and could cause interference to the signals of one or more of our stations. In addition, Internet "streaming" of audio and video programming may serve as more competition to our broadcasting operations in some or all of our markets.

     We also face risks in implementing the conversion of our television stations to digital television, which the FCC has ordered and for which it has established a timetable. We will incur considerable expense in the conversion to digital television and are unable to predict the extent or timing of consumer demand for any such digital television services. Moreover, the FCC may impose additional public service obligations on television broadcasters in return for their use of digital television spectrum. This could add to our operational costs. The most contentious issue yet to be resolved is the extent to which cable systems will be required to carry broadcasters' new digital channels. Our television stations are highly dependent on their carriage by cable systems in the areas they serve. Thus, FCC rules that impose no or limited obligations on cable systems to carry the digital television signals of television broadcast stations in their local markets could adversely affect our television operations.
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

                                 EXCHANGE OFFER

REASON FOR THE EXCHANGE OFFER

     We initially sold the restricted notes on July 7, 2000 to ABN AMRO Bank N.V., Deutsche Bank AG London, Barclays Bank PLC, Credit Suisse First Boston (Europe) Limited, Merrill Lynch International, Salomon Brothers International Limited and Westdeutsche Landesbank Girozentrale, and collectively referred to as the "Managers," pursuant to a Subscription Agreement dated July 3, 2000 among Clear Channel and the Managers. The Managers subsequently resold or were permitted to resell the restricted notes:

     - outside the United States in accordance with the provisions of Regulation S under the Securities Act; and

     - to qualified institutional buyers in accordance with the provisions of Rule 144A under the Securities Act.

     In connection with the offering of the restricted notes, Clear Channel and the Managers entered into a Registration Rights Agreement dated July 7, 2000, in which we agreed, among other things:

     - to file with the SEC on or before December 4, 2000, a registration statement relating to an exchange offer for the restricted notes;

     - to use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act on or before January 3, 2001;

     - upon the effectiveness of the exchange offer registration statement, to offer the holders of the restricted notes the opportunity to exchange their restricted notes in the exchange offer for a like principal amount of exchange notes;

     - to keep the exchange offer open for not less than 30 days, or longer, if required by applicable law, after notice of the exchange offer is mailed to holders of restricted notes; and

     - to use our reasonable best efforts to consummate the exchange offer on or before February 2, 2001.

     We also agreed, under certain circumstances:

     - to use our reasonable best efforts to file a shelf registration statement relating to the offer and sale of the restricted notes by the holders of the restricted notes;

     - to use our reasonable best efforts to cause such shelf registration statement to be declared effective; and

     - to use our reasonable best efforts to keep such shelf registration statement effective for two years after the shelf registration statement becomes effective or until the restricted notes covered by the shelf registration statement have been sold or cease to be outstanding.

     The exchange offer being made by this document is intended to satisfy our exchange and registration obligations under the Registration Rights Agreement. If we fail to fulfill such obligations, holders of outstanding restricted notes are entitled to receive additional interest at the rate of 0.25% per annum for each violation of the obligations. The rate will increase by an additional 0.25% each 90-day period during which the additional interest continues to accrue. The maximum aggregate increase to the interest rate under all circumstances is 0.5% per annum. After we have cured all defaults of our registration and exchange obligations, the accrual of additional interest on the restricted notes will cease, and the interest rate for each series of restricted notes will revert to its original rate.

     For a more complete understanding of your exchange and registration rights, please refer to the Registration Rights Agreement, which is included as Exhibit
4.11 to the registration statement relating to the exchange notes.
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

TRANSFERABILITY OF THE EXCHANGE NOTES

     Based on certain no-action letters issued by the staff of the SEC to others in unrelated transactions, we believe that a noteholder may offer for resale, resell or otherwise transfer any exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the noteholder is

     - acquiring the exchange notes other than in the ordinary course of business;

     - participating, intends to participate or has an arrangement or understanding with any person to participate, in a distribution of the exchange notes;

     - an "affiliate" of Clear Channel, as defined in Rule 405 under the Securities Act; or

     - a Manager who acquired restricted notes directly from Clear Channel in the initial offering to resell pursuant to Regulation S, Rule 144A or any other available exemption under the Securities Act.

     In any of the foregoing circumstances, a noteholder

     - will not be able to rely on the interpretations of the staff of the SEC, in connection with any offer for resale, resale or other transfer of exchange notes; and

     - must comply with the registration and prospectus delivery requirements of the Securities Act, or have an exemption available, in connection with any offer for resale, resale or other transfer of the exchange notes.

     We are not making this exchange offer to, nor will we accept surrenders of restricted notes from, holders of restricted notes in any state in which this exchange offer would not comply with the applicable securities laws or "blue sky" laws of such state.

     Each broker-dealer that receives exchange notes for its own account in exchange for restricted notes, where such restricted notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution" on page 47.

CLEARING OF THE NOTES

     Upon consummation of the Exchange Offer, the exchange notes will have a different CUSIP number, a different Euroclear and Clearstream, Luxembourg Common Code and a different ISIN from those under which the Rule 144A notes have traded (and, to the extent not tendered, will continue to trade).

     Regulation S notes not tendered for exchange will continue to clear through Euroclear and Clearstream, Luxembourg under their original Common Code (11378668) and their ISIN will remain the same (XS0113786684). Regulation S notes (unless acquired by a Manager as part of their original distribution) may now be sold in the United States or to U.S. persons and, upon any such transfer, a beneficial interest in the Regulation S global note will be able to be exchanged for an interest in the exchange global note in accordance with procedures established by Euroclear or Clearstream, Luxembourg and DTC.

     Beneficial interests in the restricted Regulation S global note may be transferred to a person who takes delivery in the form of an interest in the Regulation S global note upon receipt by the trustee of a written certification from the transferor, in the form provided in the indenture, to the effect that the transfer is being made in accordance with Rule 903 or 904 of Regulation S.

     We cannot predict the extent to which beneficial owners of an interest in the Regulation S global note will participate in the exchange offer. Beneficial owners should consult their own financial advisors as to the benefits to be obtained from exchange.

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

USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the exchange notes. As consideration for the exchange notes, we will receive in exchange an equivalent principal amount of outstanding restricted notes, the terms of which are substantially identical to the terms of the exchange notes, except that the exchange notes will be freely transferable and issued free of any covenants regarding exchange and registration rights.

     We will retire and cancel the restricted notes surrendered in exchange for the exchange notes. Accordingly, the issuance of the exchange notes under the exchange offer will not result in any change in our outstanding aggregate indebtedness.

TERMS OF THE EXCHANGE OFFER

     The restricted notes were issued in a single series of 6.50% notes due 2005. As of the date of this document, E650,000,000 aggregate principal amount of the 6.50% notes are outstanding.

     The rates set forth below are provided solely for the convenience of the reader. No representation is made that euros could have been, or could be, converted in U.S. dollars at that rate or at any other rate.

     On November 8, 2000, the Noon Buying Rate for euros was (Euro)1.00=U.S. $0.8559.

     Upon the terms and subject to the conditions set forth in this document and in the accompanying Letters of Transmittal, we will accept all restricted notes validly tendered and not withdrawn prior to 5:00 p.m. New York City time on December 13, 2000, the date that the exchange offer expires. This date and time may be extended. See "Expiration Date; Extensions; Amendments" below. After authentication of the exchange notes by the trustee under the indenture governing the notes or an authenticating agent, we will issue and deliver E1,000 principal amount of exchange notes in exchange for each E1,000 principal amount of outstanding restricted notes accepted in the exchange offer. Holders may tender some or all of their restricted notes pursuant to the exchange offer in denominations of E1,000 and integral multiples thereof.

     The form and terms of the exchange notes are identical in all material respects to the form and terms of the outstanding restricted notes, except that:

     - the offering of the exchange notes has been registered under the Securities Act;

     - the exchange notes will not be subject to transfer restrictions; and

     - the exchange notes will be issued free of any covenants regarding exchange and registration rights.

     The exchange notes will be issued under and entitled to the benefits of the indenture that governs the restricted notes.

     In connection with the issuance of the restricted notes, we arranged for the restricted notes to be issued and transferable in book-entry form through the facilities of Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System ("Euroclear"), Clearstream Banking, societe anonyme, Luxembourg ("Clearstream, Luxembourg") and The Depository Trust Company, acting as a depositary. The exchange notes will also be issuable and transferable in book-entry form through Euroclear, Clearstream, Luxembourg and DTC.

     This document, together with the accompanying Letter of Transmittal, is initially being sent to all registered holders of restricted notes as of the close of business on November 13, 2000. The exchange offer for restricted notes is not conditioned upon any minimum aggregate principal amount being tendered. However, the exchange offer is subject to certain customary conditions which we may waive, and to the terms and provisions of the Registration Rights Agreement. See "Conditions to the Exchange Offer" below.

     The exchange agent is The Bank of New York, which also serves as trustee under the indenture that governs the notes. We will be deemed to have accepted validly tendered restricted notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent of the tendering holders for the purpose of receiving exchange notes from us and as our agent for the purpose of delivering exchange notes to such holders. See "Exchange Agent" below.

     If any tendered restricted notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted restricted notes will be returned (if in certificated form) or credited to an account maintained with Euroclear, Clearstream, Luxembourg or DTC, as the case may be, at our cost, to the tendering holder as promptly as practicable after the expiration of the exchange offer.

     Holders who tender restricted notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letters of Transmittal, transfer taxes with respect to the exchange of restricted notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "Solicitation of Tenders, Fees and Expenses" below.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The exchange offer will expire at 5:00 p.m. New York City time on December 13, 2000 unless we, in our sole discretion, extend the exchange offer. We may extend the exchange offer at any time and from time to time by giving oral or written notice to the exchange agent and by timely public announcement.

     We reserve the right, in our sole discretion, to amend the terms of the exchange offer in any manner. If any of the conditions set forth below under "Conditions to the Exchange Offer" has occurred and has not been waived by Clear Channel, Clear Channel expressly reserves the right, in its sole discretion, by giving oral or written notice to the exchange agent, to:

     - delay acceptance of, or refuse to accept, any restricted notes not previously accepted;

     - extend the exchange offer; or

     - terminate the exchange offer.

     Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof by Clear Channel to the registered holders of the restricted notes. If the exchange offer is amended in a manner determined by Clear Channel to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of such amendment, and we will extend the exchange offer to the extent required by law. If the exchange offer is terminated, federal law requires we promptly either exchange or return all restricted notes that have been tendered.

     We will have no obligation to publish, advise, or otherwise communicate any delay in acceptance, extension, termination or amendment of the exchange offer other than by making a timely press release. We may also publicly communicate these matters in any other appropriate manner of our choosing.

INTEREST ON THE EXCHANGE NOTES

     Interest on the exchange notes will accrue from July 7, 2000 (or, if interest has been paid on the restricted notes, then from the last interest payment date on which interest was paid on the restricted notes surrendered in exchange therefor). The exchange notes will bear interest at a rate of 6.50% per annum. Interest on the exchange notes will be payable on July 7th of each year. Assuming that the exchange offer is consummated prior to July 7, 2001, as anticipated, interest on the exchange notes will first become payable beginning on July 7, 2001.

PROCEDURES FOR TENDERING

     Only a Euroclear participant, Clearstream, Luxembourg participant or a DTC participant listed on a DTC securities position listing with respect to the restricted notes may tender its restricted notes in the exchange offer. To tender restricted notes in the exchange offer:

     - holders of restricted notes that are DTC participants may follow the procedures for book-entry transfer as provided for below under "Book-Entry Transfer" and in the Letter of Transmittal.

     - Euroclear participants and Clearstream, Luxembourg participants on behalf of the beneficial owners of notes are required to use book-entry transfer pursuant to the standard operating procedures of Euroclear or Clearstream, Luxembourg, as the case may be, which include transmission of a computer-generated message to Euroclear or Clearstream, Luxembourg, as the case may be, in lieu of a Letter of Transmittal. See the term "Agent's Message" under "Book-entry Transfer".

     To be effective, a tender must be made prior to the expiration of the exchange offer.

     Any beneficial owner whose restricted notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender restricted notes in the exchange offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. Delivery of documents to Euroclear, Clearstream, Luxembourg or DTC in accordance with their respective procedures will NOT constitute delivery to the exchange agent.

     The tender by a holder of restricted notes will constitute an agreement between such holder, Clear Channel and the exchange agent in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. If less than all the restricted notes held by a holder of restricted notes are tendered, a tendering holder should fill in the amount of restricted notes being tendered in the specified box on the Letter of Transmittal. The entire amount of restricted notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

     The Letter of Transmittal includes representations by the tendering holder to Clear Channel that, among other things:

     - any exchange notes received by the tendering holder will be acquired in the ordinary course of its business;

     - the tendering holder has no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

     - the tendering holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of Clear Channel, or, if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     A Letter of Transmittal of a broker-dealer that receives exchange notes for its own account in exchange for restricted notes that were acquired by it as a result of market-making or other trading activities must also include an acknowledgment that the broker-dealer will deliver a copy of this document in connection with the resale of such exchange notes. By so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

     The method of delivery of restricted notes and Letters of Transmittal and all other required documents or transmittal of an Agent's Message, as described below under "Book-Entry Transfer," to the exchange agent is at the election and risk of the holders of restricted notes. Instead of delivery by mail, it is recommended that holders of restricted notes use an overnight or hand delivery service. In all cases, sufficient time should be allowed to ensure delivery to the exchange agent prior to the expiration of the exchange offer. No Letters of Transmittal should be sent to Clear Channel.

     Signatures on a Letter of Transmittal or a notice of withdrawal described in "Withdrawal of Tenders" below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution"), unless the corresponding restricted notes are tendered

     - by a registered holder who has not completed the box entitled "Special Registration Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal; or

     - for the account of an Eligible Institution.

     If a Letter of Transmittal is signed by a person other than the registered holder, the corresponding restricted notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the restricted notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the restricted notes. If a Letter of Transmittal or any restricted notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by Clear Channel, submit evidence satisfactory to Clear Channel of their authority to so act with such Letter of Transmittal.

     All questions as to the validity, form, eligibility, acceptance and withdrawal of the tendered restricted notes will be determined by Clear Channel in its sole discretion, which determination will be final and binding. Clear Channel reserves the absolute right to reject restricted notes not properly tendered or any restricted notes Clear Channel's acceptance of which would, in the opinion of counsel for Clear Channel, be unlawful. Clear Channel also reserves the absolute right to waive any irregularities or conditions of tender as to particular restricted notes. Clear Channel's interpretation of the terms and conditions of the Exchange Offer, including the instructions in the Letters of Transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of restricted notes must be cured within such time as Clear Channel shall determine.

     Although Clear Channel intends to notify tendering holders of defects or irregularities with respect to tenders of restricted notes, neither Clear Channel, the exchange agent nor any other person will be under any duty or obligation to do so, and no person will incur any liability for failure to give such notification. Restricted notes will not be validly tendered until such irregularities have been cured or waived. Any restricted notes received by the exchange agent that Clear Channel determines are not properly tendered or the tender of which is otherwise rejected by Clear Channel will be returned by the exchange agent to the tendering holder or other person specified in the appropriate Letter of Transmittal as soon as practicable following the expiration of the exchange offer.

     Clear Channel reserves the right in its sole discretion:

     - to purchase or make offers for any restricted notes that remain outstanding subsequent to the expiration of the exchange offer;

     - to terminate the exchange offer, as set forth in "Conditions to the Exchange Offer" below; and

     - to the extent permitted by applicable law, to purchase restricted notes during the pendency of the exchange offer in the open market, in privately negotiated transactions or otherwise.

     The terms of any such purchases or offers may differ from the terms of the exchange offer.

BOOK-ENTRY TRANSFER

     Clear Channel understands that the exchange agent will make a request promptly after the date of this document to establish accounts with respect to the restricted notes at Euroclear, Clearstream, Luxembourg and DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC's system may make book-entry delivery of restricted notes by causing DTC to transfer such restricted notes into the Exchange Agent's DTC account in accordance with DTC's Automated Tender Offer Program procedures for such transfer. Any participant in Euroclear or Clearstream, Luxembourg may make book-entry delivery of Regulation S restricted notes by causing Euroclear or Clearstream, Luxembourg to transfer such notes into the exchange agent's account in accordance with established Euroclear or Clearstream, Luxembourg procedures for transfer. The exchange for tendered restricted notes will only be made after a timely confirmation of a book-entry transfer of the restricted notes into the exchange agent's account, and timely receipt by the exchange agent of an Agent's Message.

     The term "Agent's Message" means a message, transmitted by Euroclear, Clearstream, Luxembourg or DTC, as the case may be, and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that Euroclear, Clearstream, Luxembourg or DTC, as the case may be, has received an express acknowledgment from a participant tendering restricted notes and that such participant has received an appropriate Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal, and Clear Channel may enforce such agreement against the participant. Delivery of an Agent's Message will also constitute an acknowledgment from the tendering Euroclear, Clearstream, Luxembourg or DTC participant, as the case may be, that the representations contained in the appropriate Letter of Transmittal and described on page 20 above are true and correct.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their restricted notes and:

     - whose restricted notes are not immediately available,

     - who cannot deliver their restricted notes, the Letter of Transmittal or any other required documents to the exchange agent prior to the expiration of the exchange offer, or

     - who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

          1. the tender is made through an Eligible Institution;

          2. prior to the expiration of the exchange offer the exchange agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery by facsimile transmittal, mail or hand delivery; and

          3. certificate(s) representing all tendered restricted notes in proper form for transfer, together with a properly completed and executed Letter of Transmittal, or a facsimile thereof and all other documents required by the Letter of Transmittal, or confirmation of a book-entry transfer into the exchange agent's account at Euroclear, Clearstream, Luxembourg or DTC, as the case may be, of restricted notes delivered electronically, are received by the exchange agent within three business days after the expiration of the exchange offer.

     A Notice of Guaranteed Delivery must state:

     - the name and address of the holder;

     - if the restricted notes will be tendered by their registered holder, the certificate number or numbers of such restricted notes;

     - the principal amount of such restricted notes tendered;

     - that the tender is being made thereby; and

     - that the holder guarantees that, within three business days after the expiration of the exchange offer, a Letter of Transmittal or facsimile thereof, together with the certificate(s) representing the restricted notes to be tendered in proper form for transfer and any other documents required by the Letter of Transmittal, or confirmation of a book-entry transfer into the exchange agent's account at Euroclear, Clearstream, Luxembourg or DTC, as the case may be, of restricted notes delivered electronically, will be deposited by the Eligible Institution with the exchange agent.

     Forms of the Notice of Guaranteed Delivery will be available from the exchange agent upon request.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of restricted notes may be withdrawn at any time prior to the expiration of the exchange offer by delivery of a written or facsimile transmission notice of withdrawal to the exchange agent at its address set forth in this document.

     Any such notice of withdrawal must:

     - specify the name of the person having deposited the restricted notes to be withdrawn;

     - identify the restricted notes to be withdrawn, including the certificate number or number and principal amount of such restricted notes or, in the case of restricted notes transferred by book-entry transfer, the name and number of the account at Euroclear, Clearstream, Luxembourg or DTC, as the case may be, to be credited;

     - be signed by the depositor of the restricted notes in the same manner as the original signature on the Letter of Transmittal by which such restricted notes were tendered, including any required signature guarantee, or be accompanied by documents of transfer sufficient to permit the registrar to register the transfer of such restricted notes into the name of the party withdrawing the tender or, in the case of restricted notes transferred by book-entry transfer, be transmitted by Euroclear, Clearstream, Luxembourg or DTC, as the case may be, and received by the exchange agent in the same manner as the Agent's Message transferring the notes; and

     - specify the name in which any such restricted notes are to be registered, if different from that of the depositor of the restricted notes.

     All questions as to the validity, form and eligibility of such withdrawal notices will be determined by Clear Channel, whose determination shall be final and binding on all parties. Any restricted notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued with respect thereto unless the restricted notes so withdrawn are validly retendered. Any restricted notes that have been tendered but are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn restricted notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the expiration of the exchange offer.

CONDITIONS TO THE EXCHANGE OFFER

     Clear Channel will not be required to accept for exchange, or to exchange notes for, any restricted notes, and may terminate or amend the exchange offer before the acceptance of such restricted notes if, in Clear Channel's judgment, any of the following conditions has occurred:

     - the exchange offer, or the making of any exchange by a holder of restricted notes, violates applicable law or the applicable interpretations of the SEC staff;

     - any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the exchange offer; or

     - there has been adopted or enacted any law, statute, rule or regulation that can reasonably be expected to impair the ability of Clear Channel to proceed with the exchange offer.

     See "Expiration Date; Extensions; Amendments" above for a discussion of possible Clear Channel actions if any of the foregoing conditions occur.

     The foregoing conditions are for the sole benefit of Clear Channel. They may be asserted by Clear Channel regardless of the circumstances giving rise to any such condition or may be waived by Clear Channel in whole or in part at any time and from time to time in its sole discretion. The failure by Clear Channel at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

EXCHANGE AGENT

     The Bank of New York has been appointed as exchange agent for the exchange offer. Requests for assistance and requests for additional copies of this document or of the Letter of Transmittal should be directed to the exchange agent addressed as follows:

                                For DTC Portion:

   By Registered Mail or Overnight Carrier                    By Hand Delivery
             The Bank of New York                           The Bank of New York
            101 Barclay Street, 7E                           101 Barclay Street
           New York, New York 10286                   Corporate Trust Services Window
       Attention: Santino Ginocchietti                          Ground Level
                                                          New York, New York 10286
                                                      Attention: Santino Ginocchietti

                            Facsimile Transmission:
                                 (212) 815-6339
                   Information or Confirmation by Telephone:
                                 (212) 815-6331

               For Euroclear or Clearstream, Luxembourg Portion:

      By Registered Mail, Hand Delivery                    For Information Call:
            or Overnight Carrier:                          011 44 207 964-7284 or
             The Bank of New York                           011 44 207 964-7235
              Lower Ground Floor
               30 Cannon Street                        Facsimile Transmission Number:
                    London                                 011 44 207 964-6369 or
                   EC4M 6XH                                 011 44 207 964-7294
       Attn: Linda Read or Emma Wilkes
                                                           Confirm by Telephone:
                                                           011 44 207 964-7284 or
                                                            011 44 207 964-7235

SOLICITATION OF TENDERS; FEES AND EXPENSES

     The principal solicitation pursuant to the exchange offer is being made by Clear Channel by mail and through the facilities of DTC, Euroclear and Clearstream, Luxembourg. Additional solicitations may be made by officers and regular employees of Clear Channel and its affiliates in person or by telegraph, telephone, facsimile transmission, electronic communication or similar methods.

     Clear Channel has not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. Clear Channel will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket costs and expenses incurred in connection with the exchange offer and will indemnify the exchange agent for all losses and claims incurred by it as a result of the exchange offer. Clear Channel may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this document, the Letter of Transmittal and related documents to the beneficial owners of the restricted notes and in handling or forwarding tenders for exchange.

     Clear Channel will pay all expenses incurred in connection with the exchange offer, including fees and expenses of the trustee, accounting and legal fees, including the expense of one counsel for the holders of the restricted notes, and printing costs.

     Clear Channel will pay any transfer taxes applicable to the exchange of restricted notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of restricted notes pursuant to the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder thereof or any other person, will be payable by the tendering holder.

ACCOUNTING TREATMENT

     The exchange notes will be recorded at the same carrying value as the restricted notes, as reflected in Clear Channel's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by Clear Channel as a result of the consummation of the exchange offer. The expense of the exchange offer will be amortized by Clear Channel over the term of the exchange notes.

CONSEQUENCES OF A FAILURE TO EXCHANGE RESTRICTED NOTES

     Following consummation of the exchange offer, assuming Clear Channel has accepted for exchange all validly tendered restricted notes, Clear Channel will have fulfilled its exchange and registration obligations under the Registration Rights Agreement. All untendered restricted notes outstanding after consummation of the exchange offer will continue to be valid and enforceable debt obligations of Clear Channel subject to the restrictions on transfer set forth in the indenture governing the notes. Holders of Rule 144A restricted notes will only be able to offer for sale, sell or otherwise transfer untendered Rule 144A notes as follows:

     - to Clear Channel, although Clear Channel has no obligation to purchase untendered restricted notes except if they are called for redemption in accordance with the provisions of the indenture governing the notes;

     - pursuant to a registration statement that has been declared effective under the Securities Act, although Clear Channel will have no obligation, and does not intend, to file any such registration statement;

     - for so long as the restricted notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person reasonably believed to be a qualified institutional buyer, or QIB, within the meaning of Rule 144A, that purchases for its own account or for the account of a QIB to whom notice is given that the transfer is being made in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A;

     - pursuant to offers and sales that occur outside the United States to non-U.S. persons in transactions complying with the provisions of Regulation S under the Securities Act; or

     - pursuant to any other available exemption from the registration requirements of the Securities Act. To the extent that restricted notes are tendered and accepted in the exchange offer, the liquidity of the trading market for untendered restricted notes could be adversely affected. See also "Clearing of the Notes".

ABSENCE OF A PUBLIC MARKET

     Although holders of exchange notes who are not "affiliates" of Clear Channel within the meaning of the Securities Act may resell or otherwise transfer their exchange notes without compliance with the registration requirements of the Securities Act, there is no existing market for the exchange notes, and there can be no assurance as to the liquidity of any markets that may develop for the exchange notes, the ability of holders of exchange notes to sell their exchange notes or the prices at which holders would be able to sell their exchange notes. Future trading prices of the exchange notes will depend on many factors, including, among other things, prevailing interest rates, Clear Channel's operating results and the market for similar securities.

                            DESCRIPTION OF THE NOTES

GENERAL

     The restricted notes were issued and the exchange notes will be issued as a separate series of securities under an indenture, dated as of October 1, 1997, as supplemented by supplemental indentures from time to time (collectively, the "Indenture"), between us and The Bank of New York, as debt trustee. The term "notes" refers to and includes the restricted and the exchange notes. The terms of the restricted notes and the exchange notes are identical, except that the exchange notes are not subject to restrictions on transfer. The Indenture is subject to, and governed by, the United States Trust Indenture Act of 1939. The Indenture contains:

     - provisions limiting our ability to consolidate with or merge into any other corporation or convey or transfer substantially all of our properties and assets;

     - limitations on Mortgages (defined below); and

     - limitations on sale and leaseback transactions.

     All capitalized terms used and not defined in this Description of the Notes have the meaning specified in the Indenture. In this description, references to "Clear Channel" mean only Clear Channel Communications, Inc. and not its subsidiaries. The following description is subject to the detailed provisions of the Indenture, a copy of which can be obtained upon request from us.

     The notes were issued in an aggregate principal amount of E650,000,000. The notes are direct, unsecured obligations and will have the same rank as all of our other unsecured and unsubordinated debt. Because we are a holding company, the notes will be effectively subordinated to all existing and future liabilities, including indebtedness, of our subsidiaries. See "Holding Company Structure."

     The notes bear interest from July 7, 2000, at the rate of interest stated on the cover page of this document. Interest on the notes is payable annually on July 7, commencing July 7, 2001 and, with respect to payments in U.S. dollars, to the person in whose name such notes are registered at the close of business on the June 23 preceding such payment date. Interest on the notes that is required to be calculated for a period of less than one year will be calculated on the basis of the actual number of days elapsed divided by the actual number of days in the period from and including the immediately preceding annual interest payment to but excluding the next annual interest payment date. Unless previously redeemed, repurchased or cancelled as provided below, the notes will mature at par on July 7, 2005.

     Payments in respect of the principal of, and premium, if any, and interest on a global note registered in the name of DTC or its nominee or in the name of the common depositary for Euroclear and Clearstream, Luxembourg are payable to the depositaries in their capacities as the registered holder under the Indenture.

     The Indenture requires Clear Channel to make payments in respect of notes (including principal, premium and interest) by wire transfer of immediately available funds to accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

     Except as described under "Covenants" below, the Indenture does not limit other indebtedness or securities which may be incurred or issued by us or any of our respective subsidiaries or contain financial or similar restrictions on us or any of our respective subsidiaries.

     The Indenture does not limit the aggregate principal amount of debt securities which may be issued thereunder. As of the date of this offering memorandum $3.2 billion of debt securities have been issued by us and are outstanding under the Indenture.

     Under New York's statute of limitations, any legal action upon the notes must be commenced within six years after the payment thereof is due. Thereafter, notes will become generally unenforceable.

     The notes are not subject to redemption prior to maturity unless certain events occur involving United States taxation. If any of these special tax events do occur, the notes will be redeemed at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the date of redemption. See "-- Redemption for Tax Reasons."

     The notes are issued in denominations of E1,000 and integral multiples of E1,000.

     We may, without the consent of the holders of notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the applicable notes. No additional notes may be issued if an event of default has occurred with respect to the applicable series of notes.

     The debt trustee will act as paying agent, transfer agent, exchange agent and registrar for the notes. We have appointed Banque Internationale a Luxembourg S.A., as paying agent and transfer agent in Luxembourg with respect to the notes in definitive form. As long as the notes are listed on the Luxembourg Stock Exchange, we will maintain a paying and transfer agent in Luxembourg, and any change in the Luxembourg paying agent and transfer agent will be published in Luxembourg. See "-- Notices" below.

     Payments in respect of the principal of, and premium, if any, and interest on a global note registered in the name of DTC or its nominee or in the name of the common depositary for Euroclear and Clearstream, Luxembourg will be payable to the depositaries in their capacities as the registered holder under the Indenture.

     The currency of payment for the notes is the euro. A holder of notes through DTC (other than participants in Euroclear or Clearstream, Luxembourg) will receive all payments in U.S. dollars, unless that holder makes an election as described in "Currency Conversions and Foreign Exchange Risks Affecting the Notes." The amount payable in euro (the "euro conversion amount") shall be converted by the registrar into U.S. dollars and paid by wire transfer of same day funds to the registered holder of the restricted global note for payment through DTC's settlement system to the relevant DTC Participants (defined below). All costs of any such conversion shall be deducted from such payments. Any such conversion shall be based on the registrar's bid quotation, at or prior to 11:00 a.m. New York time, on the second New York Business Day (as used herein, New York Business Day refers to any day which is not a Saturday or Sunday or a day on which banking institutions are authorized or required by law or regulation to be closed in The City of New York) preceding the relevant payment date, for the purchase by the registrar of U.S. dollars with euro in an amount equal to the euro conversion amount for settlement on such payment date. If such bid quotation is not available, the registrar shall obtain a bid quotation from a leading foreign exchange bank in The City of New York selected by the registrar for such purpose after consultation with us. If no bid quotation from a leading foreign exchange bank is available, payment of the euro conversion amount will be in euro to the account or accounts specified by DTC to the registrar. Until such account or accounts are so specified, the funds still held by the registrar shall bear interest at the rate of interest quoted by the registrar for deposits with it on an overnight basis to the extent that the registrar is reasonably able to reinvest such funds.

     If an annual interest payment date or the maturity date is not a Business Day, the requisite payment shall be made on the next succeeding Business Day. No additional interest will accrue as a result of such delay.

     "Business Day" means any day other than a Saturday, a Sunday or a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is not operating.

CONSOLIDATION, MERGER, CONVEYANCE OR TRANSFER

     The Indenture prohibits Clear Channel's consolidation with or merger into any other corporation or the transfer of our properties and assets to any person, unless:

     - the successor corporation is organized and existing under the laws of the United States, any State thereof or the District of Columbia, and expressly assumes by a supplemental indenture the punctual payment of the principal of, premium on and interest on, all the outstanding debt securities and the performance of every covenant in the applicable indenture to be performed or observed on its part;

     - immediately after giving effect to the transaction, no event of default has happened and is continuing; and

     - Clear Channel shall have delivered to the applicable debt trustee an officers' certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance or transfer and the supplemental indenture comply with the foregoing provisions relating to the transaction.

     In case of any consolidation, merger, conveyance or transfer, the successor corporation will succeed to and be substituted for us as obligor on the debt securities, with the same effect as if we had been named in the Indenture. Unless otherwise specified, other than the restrictions on Mortgages described below, the Indenture and the notes do not contain any covenants or other provisions designed to protect holders of notes in the event of a highly leveraged transaction involving us or any Subsidiary (defined below).

EVENTS OF DEFAULT; WAIVER AND NOTICE OF DEFAULT; DEBT SECURITIES IN FOREIGN CURRENCIES

     An event of default when used in the Indenture will mean any of the following as to the notes:

     - default for 30 days in payment of any interest;

     - default in payment of principal of or any premium at maturity;

     - default in payment of any sinking or purchase fund or similar obligation;

     - default by Clear Channel in the performance of any other covenant or warranty contained in the Indenture for the benefit of that series which has not been remedied for a period of 90 days after notice is given; or

     - events of bankruptcy, insolvency and reorganization of Clear Channel.

     A default under our other indebtedness will not be a default under the Indenture and a default under one series of debt securities will not necessarily be a default under another series.

     The Indenture provides that if an event of default described in the first four bullet points above (if the event of default under the fourth bullet point is with respect to less than all series of debt securities then outstanding) has occurred and is continuing with respect to any series, either the applicable debt trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of the series then outstanding (each series acting as a separate class) may declare the principal or, in the case of original issue discount securities, the portion specified in the terms thereof, of all outstanding debt securities of the series and the accrued interest to be due and payable immediately. The Indenture further provides that if an event of default described in the fourth or fifth bullet points above, if the event of default under the fourth bullet point is with respect to all series of debt securities then outstanding, has occurred and is continuing, either the applicable debt trustee or the holders of at least 25% in aggregate principal amount of all debt securities then outstanding, treated as one class, may declare the principal or, in the case of original issue discount securities, the portion specified in the terms thereof, of all debt securities then outstanding and the accrued interest to be due and payable immediately. However, upon certain conditions the declarations may be annulled and past defaults, except for defaults in the payment of principal of, premium on, or interest on, the debt securities and in compliance with certain covenants, may be waived by the holders of a majority in aggregate principal amount of the debt securities of the series then outstanding.

     Under the Indenture the applicable debt trustee must give notice to the holders of the affected series of debt securities of all uncured defaults known to it with respect to that series within 90 days after a default occurs. The term "default" includes the events specified above without notice or grace periods. However, in the case of any default of the type described in the fourth bullet point above, no notice may be given until at least 90 days after the occurrence of the event. The debt trustee will be protected in
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

withholding notice if it in good faith determines that the withholding of notice is in the interests of the holders of the debt securities, except in the case of default in the payment of principal of, premium on, or interest on, any of the debt securities, or default in the payment of any sinking or purchase fund installment or analogous obligations.

     No holder of any debt securities of any series may institute any action under the Indenture unless:

     - the holder has given the debt trustee written notice of a continuing event of default with respect to that series;

     - the holders of not less than 25% in aggregate principal amount of the debt securities of the affected series then outstanding have requested the debt trustee to institute proceedings in respect of the event of default;

     - the holder or holders have offered the debt trustee reasonable indemnity as the debt trustee may require;

     - the debt trustee has failed to institute an action for 60 days; and

     - no inconsistent direction has been given to the debt trustee during the 60-day period by the holders of a majority in aggregate principal amount of debt securities of the affected series then outstanding.

     The holders of a majority in aggregate principal amount of the debt securities of any series affected and then outstanding will have the right, subject to limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the applicable debt trustee or exercising any trust or power conferred on the debt trustee with respect to a series of debt securities. The Indenture provides that if an event of default occurs and is continuing, the debt trustee will be required to use the degree of care of a prudent person in the conduct of that person's own affairs in exercising its rights and powers under the Indenture. The Indenture further provides that the debt trustee will not be required to expend or risk its own funds in the performance of any of its duties under the Indenture unless it has reasonable grounds for believing that repayment of the funds or adequate indemnity against the risk or liability is reasonably assured to it.

     We must furnish to the debt trustee within 120 days after the end of each fiscal year a statement signed by one of our officers to the effect that a review of our activities during the year and of our performance under the Indenture and the terms of the debt securities has been made, and, to the best of the knowledge of the signatories based on the review, we have complied with all conditions and covenants of the Indenture through the year or, if we are in default, specifying the default.

     To determine whether the holders of the requisite principal amount of debt securities have taken action as described above when the debt securities are denominated in a foreign currency, the principal amount of the debt securities will be deemed to be that amount of U.S. dollars that could be obtained for the principal amount based on the applicable spot rate of exchange as of the date the action is taken as evidenced to the debt trustee as provided in the Indenture.

     To determine whether the holders of the requisite principal amount of debt securities have taken action as described above when the debt securities are original issue discount securities, the principal amount of the debt securities will be deemed to be the portion of the principal amount that would be due and payable at the time the action is taken upon a declaration of acceleration of maturity.

MODIFICATION OF THE INDENTURE

     The Indenture provides that we and the debt trustee may, without the consent of any holders of debt securities, enter into supplemental indentures for the purposes, among other things, of

     - adding to our covenants;

     - adding additional events of default;
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

     - establishing the form or terms of any series of debt securities; or

     - curing ambiguities or inconsistencies in the Indenture or making other provisions.

     With specific exceptions, the Indenture or the rights of the holders of the debt securities may be modified by us and the debt trustee with the consent of the holders of a majority in aggregate principal amount of the debt securities of each series affected by the modification then outstanding, but no modification may be made without the consent of the holder of each outstanding debt security affected which would:

     - change the maturity of any payment of principal of, or any premium on, or any installment of interest on any debt security;

     - reduce the principal amount of or the interest or any premium on any debt security;

     - change the method of computing the amount of principal of or interest on any date;

     - change any place of payment where, or the currency in which, any debt security or any premium or interest is payable;

     - impair the right to sue for the enforcement of any payment on or after the maturity thereof, or, in the case of redemption or repayment, on or after the redemption date or the repayment date;

     - reduce the percentage in principal amount of the outstanding debt securities of any series where the consent of the holders is required for any modification, or the consent of the holders is required for any waiver of compliance with provisions of the Indenture or specific defaults and their consequences provided for in the Indenture; or

     - modify any of the provisions of specific sections of the Indenture, including the provisions summarized in this section, except to increase any percentage or to provide that other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

COVENANTS

     The Indenture contains the covenants summarized below, which will be applicable, unless waived or amended, so long as any of the notes are outstanding.

     Limitation on Mortgages. Clear Channel will not, nor will we permit any Restricted Subsidiary (defined below) to create, assume or incur

     - any Mortgage on any stock or indebtedness of any Restricted Subsidiary to secure any of Clear Channel's Debt (defined below) or any Debt of any other person, other than the notes only issued under the Indenture; or

     - any Mortgage on any Principal Property (defined below) to secure any Debt of us or any other person, other than the notes only issued under the Indenture,

without making provision for all the outstanding notes only issued under the Indenture to be secured equally with the Debt.

     Any Mortgage on stock or indebtedness of a corporation existing at the time a corporation becomes a Subsidiary or at the time stock or indebtedness of a Subsidiary is acquired, and, with specific exceptions, any extension, renewal or replacement of any Mortgage, will generally be excluded from this restriction.

     The following permitted mortgages will be excluded from the restriction referred to in the preceding paragraph:

     - any Mortgage on property owned or leased by a corporation existing at the time the corporation becomes a Restricted Subsidiary;

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

     - any Mortgage on property existing at the time of its acquisition or to secure payment of any part of the purchase price thereof or any Debt incurred to finance the purchase thereof;

     - any Mortgage on property to secure any part of the cost of development, construction, alteration, repair or improvement of the property, or Debt incurred to finance the cost;

     - any Mortgage securing Debt of a Restricted Subsidiary owing to us or to another Restricted Subsidiary;

     - any Mortgage existing on the date of the Indenture;

     - any Mortgage on our property or property of a Restricted Subsidiary in favor of the United States of America or any State or political subdivision thereof, or in favor of any other country or any political subdivision thereof, to secure payment pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or part of the purchase price or the cost of construction or improvement of the property subject to the Mortgage;

     - any Mortgage on any property subsequently acquired by Clear Channel or any Restricted Subsidiary, concurrently with the acquisition or within 120 days, to secure or provide for the payment of any part of the purchase price of the property, or any Mortgage assumed by Clear Channel or any Restricted Subsidiary on any property subsequently acquired by Clear Channel or any Restricted Subsidiary which was existing at the time of the acquisition, provided that the amount of any Indebtedness secured by any Mortgage created or assumed does not exceed the cost to Clear Channel or any Restricted Subsidiary of the property covered by the Mortgage; and

     - any extension, renewal or replacement of any Mortgage referred to in the previous seven bullet points, provided that the principal amount of Debt secured thereby may not exceed the principal amount of Debt so secured at the time of the extension, renewal or replacement, and provided that the Mortgage must be limited to all or part of the property which secured the Mortgage so extended, renewed or replaced.

     Notwithstanding the above, we may, and may permit any Restricted Subsidiary to, create, assume or incur any Mortgage on any Principal Property without equally securing the notes if the aggregate amount of all Debt then outstanding secured by the Mortgage and all similar Mortgages does not exceed 15% of our total consolidated shareholders' equity, including preferred stock, as shown on the audited consolidated balance sheet contained in our latest annual report to shareholders. However, Debt secured by permitted mortgages will not be included in the amount of the secured Debt.

     Sale and Leaseback Transactions. Clear Channel will not, nor will we permit any Restricted Subsidiary to, enter into any sale-leaseback transaction providing for the leasing by Clear Channel or a Restricted Subsidiary of any Principal Property, except for temporary leases for a term of not more than three years, which has been or is to be sold or transferred by us or the Restricted Subsidiary to such person, unless:

     - the sale-leaseback transaction occurs within the later of 120 days from the date of acquisition of the Principal Property or the date of the completion of construction or commencement of full operations on the Principal Property, or

     - within 120 days after the sale-leaseback transaction, Clear Channel applies or causes to be applied to the retirement of our Funded Debt or the Funded Debt of any Subsidiary, other than our Funded Debt which is subordinate in right of payment to the notes, an amount not less than the net proceeds of the sale of the Principal Property.

     Notwithstanding the above provisions, Clear Channel may, and may permit any Restricted Subsidiary to, effect any sale-leaseback transaction involving any Principal Property, provided that the net sale proceeds from the sale-leaseback transaction, together with all Debt secured by Mortgages other than permitted mortgages, does not exceed 15% of our total consolidated shareholders' equity as shown on the audited consolidated balance sheet contained in our latest annual report to shareholders.

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

  Definitions

     For the purposes of the description of the notes:

     "Debt" means indebtedness for money borrowed.

     "Funded Debt" of any person means all indebtedness for borrowed money created, incurred, assumed or guaranteed in any manner by the person, and all indebtedness incurred or assumed by the person in connection with the acquisition of any business, property or asset, which in each case matures more than one year after, or which is renewable or extendible or payable out of the proceeds of similar indebtedness incurred pursuant to the terms of any revolving credit agreement or any similar agreement at the option of the person for a period ending more than one year after the date as of which Funded Debt is being determined. However, Funded Debt does not include:

     - any indebtedness for the payment, redemption or satisfaction of which money, or evidences of indebtedness, if permitted under the instrument creating or evidencing the indebtedness, in the necessary amount has been irrevocably deposited in trust with a trustee or proper depository either on or before the maturity or redemption date thereof;

     - any indebtedness of the person to any of its Subsidiaries or of any Subsidiary to the person or any other Subsidiary; or

     - any indebtedness incurred in connection with the financing of operating, construction or acquisition projects, provided that the recourse for the indebtedness is limited to the assets of the projects.

     "Mortgage" means any mortgage, pledge, lien, encumbrance, charge or security interest of any kind.

     "Principal Property" means any radio broadcasting, television broadcasting, outdoor advertising property or live entertainment property located in the United States owned or leased by us or any of our subsidiaries, unless, in the opinion of our Board of Directors, any of the properties are not in the aggregate of material importance to the total business conducted by us and our Subsidiaries as an entirety.

     "Restricted Subsidiary" means each Subsidiary as of the date of the Indenture and each Subsidiary created or acquired after the date of the Indenture, unless expressly excluded by resolution of our Board of Directors before, or within 120 days following, the creation or acquisition.

     "Subsidiary", when used with respect to Clear Channel, means any corporation of which a majority of the outstanding voting stock is owned, directly or indirectly, by Clear Channel or by one or more other Subsidiaries, or both.

SATISFACTION AND DISCHARGE OF THE INDENTURE; DEFEASANCE

     The Indenture will generally cease to be of any further effect with respect to a series of debt securities if we deliver all debt securities of that series, with limited exceptions, for cancellation to the applicable debt trustee or all debt securities of that series not previously delivered for cancellation to the applicable debt trustee have become due and payable or will become due and payable or called for redemption within one year, and we have deposited with the applicable debt trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all the debt securities, no default with respect to the debt securities has occurred and is continuing on the date of the deposit, and the deposit does not result in a breach or violation of, or default under, the Indenture or any other agreement or instrument to which we are a party.

     Clear Channel has a "legal defeasance option" under which Clear Channel may terminate, with respect to the debt securities of a particular series, all of Clear Channel's obligations under the debt securities and the Indenture. In addition, Clear Channel has a "covenant defeasance option" under which Clear Channel may terminate, with respect to the debt securities of a particular series, Clear Channel's obligations with respect to the debt securities under specified covenants contained in the Indenture. If Clear Channel exercises its legal defeasance option with respect to a series of debt securities, payment of the debt securities may not be accelerated because of an event of default. If Clear Channel exercises its covenant defeasance option with respect to a series of debt securities, payment of the debt securities may not be accelerated because of an event of default related to the specified covenants.

     Clear Channel may exercise its legal defeasance option or its covenant defeasance option with respect to the debt securities of a series only if:

     - Clear Channel deposits in trust with the debt trustee cash or debt obligations of the United States of America or our agencies or instrumentalities for the payment of principal, premium and interest with respect to the debt securities to maturity or redemption;

     - Clear Channel delivers to the debt trustee a certificate from a nationally recognized firm of independent public accountants expressing their opinion that the payments of principal and interest when due will provide cash sufficient to pay the principal, premium, and interest when due with respect to all the debt securities of that series to maturity or redemption;

     - 91 days pass after the deposit is made and during the 91-day period no default described in the fifth bullet point under "-- Events of Default, Waiver and Notice Of Default; Debt Securities in Foreign Currencies" above with respect to Clear Channel occurs that is continuing at the end of the period;

     - no default has occurred and is continuing on the date of the deposit;

     - the deposit does not constitute a default under any other agreement binding on us;

     - Clear Channel delivers to the debt trustee an opinion of counsel to the effect that the trust resulting from the deposit does not constitute a regulated investment company under the Investment Company Act of 1940;

     - Clear Channel has delivered to the debt trustee an opinion of counsel addressing specific federal income tax matters relating to the defeasance; and

     - Clear Channel delivers to the debt trustee an officers' certificate and an opinion of counsel stating that all conditions to the defeasance and discharge of the debt securities of that series have been complied with.

     The debt trustee will hold in trust cash or debt obligations of the United States of America or its agencies or instrumentalities deposited with it as described above and will apply the deposited cash and the proceeds from deposited debt obligations of the United States of America or its agencies or instrumentalities to the payment of principal, premium, and interest with respect to the debt securities of the defeased series.

NOTICES

     Notices to holders of the notes will be sent by mail to the registered holders and will be published, whether the notes are in global or definitive form, and so long as the notes are listed on the Luxembourg Stock Exchange, in a daily newspaper of general circulation in Luxembourg. It is expected that publication will be made in Luxembourg in the LUXEMBURGER WORT. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication. So long as the notes are listed on the Luxembourg Stock Exchange, any appointment of or change in the Luxembourg paying agent and transfer agent will be published in Luxembourg in the manner set forth above.

REPLACEMENT NOTES

     In case of mutilation, destruction, loss or theft of any definitive note, application for replacement is to be made at the office of the debt trustee. Any such definitive note will be replaced by the debt trustee in compliance with such procedures, and on such terms as to evidence any indemnity, as Clear Channel and the debt trustee may require and subject to applicable laws and regulations of the Luxembourg Stock Exchange. All costs incurred in connection with the replacement of any definitive note will be borne by

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

the holder of the note. Mutilated or defaced definitive notes must be surrendered before new ones will be issued.

FOREIGN CURRENCY JUDGMENTS; GOVERNING LAW

     The notes are governed by and construed in accordance with the internal laws of the State of New York. Courts in the United States customarily have not rendered judgments for money damages denominated in any currency other than the U.S. dollar.

PAYMENTS OF ADDITIONAL AMOUNTS

     Clear Channel will, subject to the exceptions and limitations set forth below, pay as additional interest on the notes such additional amounts as are necessary in order that the net payment by Clear Channel or a paying agent of the principal of and interest on the notes to a holder who is not a United States person (as defined below), after deduction for any present or future tax, assessment or other governmental charge of the United States or a political subdivision or taxing authority of or in the United States, imposed by withholding with respect to the payment, will not be less than the amount provided in the notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

          (1) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the holder, or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

             (a) being or having been present or engaged in a trade or business in the United States or having had a permanent establishment in the United States;

             (b) having a current or former relationship with the United States, including a relationship as a citizen or resident of the United States;

             (c) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax;

             (d) being or having been a "10-percent shareholder" of us as defined in section 871(h)(3) of the United States Internal Revenue Code or any successor provision; or

             (e) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into the ordinary course of its trade or business;

          (2) to any holder that is not the sole beneficial owner of the notes, or a portion of the notes, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

          (3) to any tax, assessment or other governmental charge that is imposed otherwise or withheld solely by reason of a failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the notes, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

          (4) to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;

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

          (5) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

          (6) to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or similar tax, assessment or other governmental charge;

          (7) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any notes, if such payment can be made without such withholding by any other paying agent; or

          (8) in the case of any combination of items (1), (2), (3), (4), (5),
     (6) and (7).

     The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the notes. Except as specifically provided under this heading "-- Payments of Additional Amounts" and under the heading "-- Redemption for Tax Reasons," Clear Channel will not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

     As used under this heading "-- Payments of Additional Amounts" and under the heading "-- Redemption for Tax Reasons", the term "United States" means the United States of America (including the states and the District of Columbia) and its territories, possessions and other areas subject to its jurisdiction, "United States person" means any individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

REDEMPTION FOR TAX REASONS

     If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any political subdivision or taxing authority of or in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this offering memorandum, Clear Channel becomes or, based upon a written opinion of independent counsel selected by Clear Channel, will become obligated to pay additional amounts as described herein under the heading "-- Payments of Additional Amounts" with respect to the notes, then we may at our option redeem, in whole, but not in part, the notes on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued but unpaid on those notes to the date fixed for redemption.

BOOK-ENTRY, DELIVERY AND FORM

     The notes are issued in registered, global form in minimum denominations of E1,000 and integral multiples of E1,000.

  Rule 144A and Regulation S Notes

     Rule 144A notes will be initially represented by a global note, in definitive, fully registered form without interest coupons (the "restricted global note") and will be deposited with a custodian for, and registered in the name of, a nominee of DTC. The restricted global note (and any notes issued in exchange therefor), including beneficial interests in the restricted global note, will be subject to certain restrictions on transfer set forth therein and in the Indenture and will bear the legend regarding such restrictions set forth under "Notice to Investors" elsewhere herein.
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

     Regulation S notes will be represented by a global note, in fully registered form without interest coupons (the "Regulation S global note") registered in the name of a nominee of Euroclear or Clearstream, Luxembourg or both and deposited with the common depositary, for credit to the securities accounts on the books of the depositories of Euroclear and Clearstream, Luxembourg.

     Until the 40th day after the latest of the commencement of the offering and the original issue date of the notes (such period, the "Restricted Period"), beneficial interests in the Regulation S global note may be held only through Euroclear or Clearstream, Luxembourg, unless delivery is made through the restricted global note in accordance with the certification requirements described below.

     Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See
"-- Exchanges of Book-Entry Notes for Certificated Notes". In addition, beneficial interests in the restricted global note may not be exchanged for beneficial interests in the Regulation S global note or vice versa except in accordance with the transfer and certification requirements described below under "-- Exchanges Between the Restricted Global Note and the Regulation S Global Note."

  Exchanges Between the Restricted Global Note and the Regulation S Global Note

     Beneficial interests in the restricted global note may be exchanged for beneficial interests in the Regulation S global note and vice versa only in connection with a transfer of such interest. Such transfers are subject to compliance with the certification requirements described below.

     Prior to the expiration of the Restricted Period, a beneficial interest in the Regulation S global note may be transferred to a person who takes delivery in the form of an interest in the restricted global note only upon receipt by the debt trustee of a written certification from the transferor, in the form provided in the Indenture, to the effect that the transfer is being made to a person who the transferor reasonably believes is purchasing for its own account or accounts as to which it exercises sole investment discretion and that such person and each such account is a qualified institutional buyer, in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction.

     Beneficial interests in the restricted global note may be transferred to a person who takes delivery in the form of an interest in the Regulation S global note, only upon receipt by the trustee of a written certification from the transferor, in the form provided in the Indenture, to the effect that the transfer is being made in accordance with Rule 903 or 904 of Regulation S, or, if available, Rule 144, and that, if the transfer occurs prior to the expiration of the Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or Clearstream, Luxembourg.

     Any beneficial interest in one of the global notes that is transferred to a person who takes delivery in the form of an interest in the other global note will, upon transfer, cease to be an interest in the original global note and will become an interest in the other global note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in the other global note for as long as it remains such an interest. In addition, transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of Euroclear, Clearstream, Luxembourg, and DTC which may change from time to time.

     Transfers of interests in the notes will be recorded in accordance with the book-entry system maintained by either the DTC, pursuant to customary procedures established by DTC and its participants, or Euroclear or Clearstream, Luxembourg and their participants.

  Exchanges of Book-Entry Notes for Certificated Notes

     A beneficial interest in a global note may not be exchanged for a note in certificated form unless:

     - Euroclear, Clearstream, Luxembourg or DTC are unwilling or unable to continue as depositary for the global note and we fail to appoint a successor depositary, or Euroclear, Clearstream, Luxembourg, or DTC, as the case may be,

        -- is closed for business for a continuous period of 14 days (other than by reasons of statutory or other holidays) or

        -- announces an intention permanently to cease business or does in fact do so;

     - Clear Channel at its option, notifies the debt trustee in writing that Clear Channel elects to cause the issuance of the certificated notes; or

     - there shall have occurred and be continuing an event of default with respect to the notes.

     In addition, beneficial interests in the global notes may be exchanged for certificated notes upon request by or on behalf of Euroclear, Clearstream, Luxembourg or DTC in accordance with the Indenture but only upon prior written notice given to the debt trustee. In all cases, certificated notes delivered in exchange for the global notes or beneficial interests in the global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of Euroclear, Clearstream, Luxembourg or DTC (in accordance with their customary procedures) and will bear the applicable restricted legend, unless we determine otherwise in compliance with applicable law. Any such exchange will be effected through the facilities of DTC in the case of restricted global notes or Euroclear or Clearstream, Luxembourg in the case of Regulation S notes and an appropriate adjustment will be made in the records of the registrar to reflect a decrease in the principal amount of the relevant global note. The notes may not be issued in bearer form.

     If individual certificates are issued, an owner of a beneficial interest in the global notes will be entitled to physical delivery in definitive form of notes represented by the global notes equal in principal amount to its beneficial interest and to have those notes registered in its name. Notes issued in definitive form will be issued as registered notes in denominations of E1,000 and integral multiples of E1,000. You may transfer the definitive notes by presenting them for registration to the registrar at its New York office or to the Luxembourg paying and transfer agent, at its office. Notes presented for registration must be duly endorsed by you or your attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to Clear Channel or the debt trustee duly executed by you or your attorney duly authorized in writing. Clear Channel may require you to pay a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive notes.

     In the case of a transfer of part of a holding of notes represented by one certificate, a new certificate shall be issued to the transferee in respect of the part transferred and a further new certificate in respect of the balance of the holding not transferred shall be issued to the transferor. Any new certificates shall be obtained at the specified office of the registrar or the Luxembourg paying and transfer agent within three business days of receipt by the registrar or Luxembourg paying and transfer agent. For the purposes of this paragraph, "business day" means a day, other than a Saturday or Sunday, on which banks are open for business in the place of the specified office of the registrar or the Luxembourg paying and transfer agent.

     If we issue definitive notes, we will do so at the office of The Bank of New York, the paying agent and registrar for the notes, including any successor paying agent and registrar for the notes, currently located at 101 Barclay Street, New York, New York 10286.

     We may pay interest on definitive notes, other than interest at maturity or upon redemption, by mailing a check to the address of the person entitled to the interest as it appears on the security register at the close of business on the record date corresponding to the relevant interest payment date.

     Notwithstanding the foregoing, DTC, as holder of the notes, may require the paying agent to make payments of interest, other than interest due at maturity or upon redemption, by wire transfer of immediately available funds into an account maintained by DTC in the United States, by sending appropriate wire transfer instructions. The paying agent must receive these instructions not less than ten days prior to the applicable interest payment date.

     The paying agent or the Luxembourg paying and transfer agent, as the case may be, will pay the principal and interest payable at maturity or upon redemption by wire transfer of immediately available funds against presentation of a note at the office of the paying agent or the Luxembourg paying and transfer agent.

     Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of Euroclear, Clearstream, Luxembourg or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within Euroclear and within Clearstream, Luxembourg and between Euroclear and Clearstream, Luxembourg in accordance with procedures established for these purposes by Euroclear and Clearstream, Luxembourg. Book-entry interests in the notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the notes between Euroclear and Clearstream, Luxembourg and DTC may be effected in accordance with procedures established for this purpose by Euroclear, Clearstream, Luxembourg and DTC.

  Depositary Procedures

     The following description of the operations and procedures of Euroclear, Clearstream, Luxembourg and DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

     Euroclear and Clearstream, Luxembourg

     Euroclear and Clearstream, Luxembourg each holds securities for their account holders and facilitates the clearance and settlement of securities transactions by electronic book entry transfer between the respective account holders, thereby eliminating the need for physical movements of certificates and any risk from lack of simultaneous transfers of securities.

     Euroclear and Clearstream, Luxembourg each provides various services including safekeeping, administration, clearance and settlement of internationally traded securities, and securities lending and borrowing. Euroclear and Clearstream, Luxembourg also deal with domestic securities markets in several countries through established depositary and custodial relationships. Euroclear and Clearstream, Luxembourg have established an electronic bridge between their two systems across which account holders may settle trades with each other.

     Account holders in Euroclear and Clearstream, Luxembourg are worldwide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to Euroclear and Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with an account holder of either system.

     Account holders' overall contractual relations with Euroclear and Clearstream, Luxembourg are governed by the rules and operating procedures of Euroclear and Clearstream, Luxembourg and any applicable laws. Euroclear and Clearstream, Luxembourg act under these rules and operating procedures only on behalf of their account holders, and have no record of or relationship with persons holding through their account holders.

     DTC

     DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised us that, pursuant to procedures established by it:

     - upon deposit of the restricted global note, DTC will credit the accounts of Participants designated by the Managers with portions of the principal amount of the restricted global note; and

     - ownership of such interest will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC, with respect to the Participants, or by the Participants and the Indirect Participants, with respect to other owners of beneficial interest in the restricted global note.

     Investors may hold their interests in the restricted global note directly through DTC, if they are Participants, or indirectly through organizations, including Euroclear and Clearstream, Luxembourg, which are Participants.

     General

     We understand that, under existing industry practices, if either we or the debt trustee requests any action of owners of book-entry interests or if an owner of a book-entry interest desires to give or take any action that a holder is entitled to give or take under the Indenture, the depositories would authorize their participants owning the relevant book-entry interests to give or take the action, and the participants would authorize indirect participants to give or take the action or would otherwise act upon the instructions of the indirect participants.

     Although Euroclear, Clearstream, Luxembourg and DTC have agreed to certain procedures to facilitate transfers of interests in the global notes among their account holders, they are under no obligation to perform or to continue to perform those procedures, and the procedures may be discontinued at any time. Neither we, nor the debt trustee, nor any agent of any of them will have any responsibility for the nonperformance or misperformance (as a result of insolvency, mistake, misconduct or otherwise) by Euroclear, Clearstream, Luxembourg or DTC or their respective account holders or intermediaries of their obligations under the rules and procedures governing their operations.

     Except as described in this offering memorandum and the Indenture, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders of the notes. So long as a nominee for DTC or Euroclear and Clearstream, Luxembourg or any of them is the registered holder of the global notes, such registered holder will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the Indenture and the notes. Accordingly, each person owning a beneficial interest in the global notes must rely on the procedures of Euroclear, Clearstream, Luxembourg, or DTC, as the case may be, and their account holders to exercise any rights and remedies of a holder of notes under the Indenture. Payments of principal and interest on the global notes will be made to the nominee of DTC or the common depositary on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, as the registered owners of the global notes.

     The laws of some jurisdictions require that certain persons take physical delivery in definitive form of securities which they own. Accordingly, the ability to transfer beneficial interests in the global notes to those persons may be limited to that extent. Because DTC, Euroclear and Clearstream, Luxembourg can act only on behalf of their respective account holders, the ability of a person having beneficial interests in the global notes to pledge those interests to persons or entities that do not participate in the relevant clearing system, or otherwise take actions in respect of those interests, may be affected by the lack of a physical certificate evidencing those interests.

PAYING AGENTS, TRANSFER AGENT, REGISTRAR AND EXCHANGE AGENT

     Clear Channel has initially appointed the debt trustee at its corporate trust office as a paying agent, transfer agent, registrar and exchange agent for the notes. In these capacities, the debt trustee will be responsible for, among other things, (1) maintaining a record of the aggregate holdings of notes represented by the Regulation S global note and the restricted global notes and accepting notes for exchange and registration of transfer, (2) ensuring that payments of principal and premium, if any, and interest in respect of the notes received by the debt trustee from Clear Channel are duly paid to DTC, Euroclear or Clearstream, Luxembourg or their nominees, and (3) transmitting to us any notices from the noteholders. The Company has also appointed Banque Internationale a Luxembourg S.A. to serve as a paying agent and transfer agent in Luxembourg.

     We will cause to be kept at the office of each transfer agent a register in which, subject to such reasonable regulations as we may prescribe, Clear Channel will provide for the registration of the notes and registration of transfers of the notes. Clear Channel may vary or terminate the appointment of any paying agent or transfer agent, or appoint additional or other such agents or approve any change in the office through which any such agent acts, provided that there shall at all times be a paying agent and a transfer agent in the Borough of Manhattan, The City of New York, New York and, as long as the notes are listed on the Luxembourg Stock Exchange, in Luxembourg. Clear Channel will provide notice of any resignation, termination or appointment of the debt trustee or the registrar or any paying agent or transfer agent, and of any change in the office through which any such agent will act. So long as the notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, notice of a change of paying agent or transfer agent or registrar will be published in a newspaper of general circulation in Luxembourg.

                             UNITED STATES TAXATION

GENERAL

     This section summarizes the material U.S. tax consequences to holders of notes. It represents the views of our tax counsel, Akin, Gump, Strauss, Hauer & Feld L.L.P. However, the discussion is limited in the following ways:

     - The discussion only covers you if you buy your notes in the initial offering at the initial offering price to the public.

     - The discussion only covers you if your functional currency is the U.S. dollar and you hold your notes as a capital asset (that is, for investment purposes), and if you do not have a special tax status.

     - The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of notes. We suggest that you consult your tax advisor about the consequences of holding notes in your particular situation.

     - The discussion is based on current law. Changes in the law may change the tax treatment of the notes.

     - The discussion does not cover state, local or foreign law.

     - The discussion does not apply to you if you are a Non-U.S. Holder of notes (as defined below) and if you (a) own 10% or more of the voting stock of Clear Channel, (b) are a "controlled foreign corporation" with respect to Clear Channel, or (c) are a bank making a loan in the ordinary course of its business.

     - We have not requested a ruling from the IRS on the tax consequences of owning the notes. As a result, the IRS could disagree with portions of this discussion.

     IF YOU ARE CONSIDERING BUYING NOTES, WE SUGGEST THAT YOU CONSULT YOUR TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF HOLDING THE NOTES IN YOUR PARTICULAR SITUATION.

THE EXCHANGE OFFER

     An exchange of restricted notes for exchange notes pursuant to the exchange offer will not be treated as an exchange or other taxable event for U.S. federal income tax purposes. Accordingly, there will be no U.S. federal income tax consequences to holders of restricted notes who exchange restricted notes for exchange notes pursuant to the exchange offer, and an exchanging holder will have the same adjusted tax basis and holding period in the exchange notes as it had in the restricted notes immediately before the exchange.

                        TAX CONSEQUENCES TO U.S. HOLDERS

     This section applies to you if you are a "U.S. Holder". A "U.S. Holder" is:

     - an individual U.S. citizen or resident alien;

     - a corporation, or entity taxable as a corporation, that was created under U.S. law (federal or state); or

     - an estate or trust whose world-wide income is subject to U.S. federal income tax.

     If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding notes, we suggest that you consult your tax advisor.

INTEREST

     - All holders of notes will be taxable on the U.S. dollar value of euros payable as interest on the notes, whether or not they elect to receive payments in euros. If you receive interest in the form of U.S. dollars, you will be considered to have received interest in the form of euros and to have sold those euros for U.S. dollars. For purposes of this discussion, "spot rate" generally means a currency exchange rate that reflects a market exchange rate available to the public for the euro.

     - If you are a cash method taxpayer (including most individual holders), you will be taxed on the value of the euro when it is received by you (if you receive euros) or when it is deemed received by you (if you receive U.S. dollars). The value of the euro will be determined using the "spot rate" in effect at such time.

     - If you are an accrual method taxpayer, you will be taxed on the value of the euro payable as interest as the interest accrues on the notes. In determining the value of the euro for this purpose, you may use the average foreign currency exchange rate during the relevant interest accrual period (or, if that period spans two taxable years, during the portion of the interest accrual period in the relevant taxable year). The average rate for an accrual period (or partial period) is the simple average of the spot rates for each business day of such period, or other average exchange rate for the period reasonably derived and consistently applied by you. When interest is actually paid, you will generally also recognize exchange gain or loss, taxable as ordinary income or loss, equal to the difference between (a) the value of the euro received as interest, as translated into U.S. dollars using the spot rate on the date of receipt, and (b) the U.S. dollar amount previously included in income with respect to such payment. If you receive interest in the form of U.S. dollars, clause (a) will be calculated on the basis of the value of the euro you would have received instead of U.S. dollars. If you do not wish to accrue interest income using the average exchange rate, certain alternative elections may be available.

     - Your tax basis in the euros you receive (or are considered to receive) as interest will be the aggregate amount reported by you as income with respect to the receipt of the euros. If you receive interest in the form of euros and subsequently sell those euros, or if you are considered to receive euros and those euros are considered to be sold for U.S. dollars on your behalf, additional tax consequences will apply as described in "Sale of Euros".

ADDITIONAL INTEREST

     If you receive additional interest on your note as a result of a registration default:

     - We believe it should be treated in the same manner as regular interest on the note.

     - However, you might instead be required to report it as income when it accrues or becomes fixed, even if you are a cash method taxpayer.

SALE OR RETIREMENT OF NOTES

     On the sale or retirement of your note:

     - If you receive the principal payment on your note in the form of U.S. dollars, you will be considered to have received the principal in the form of euros and to have sold those euros for U.S. dollars.

     - You will have taxable gain or loss equal to the difference between the amount received or deemed received by you and your tax basis in the note. If you receive (or are considered to receive) euros, those euros are valued for this purpose at the spot rate of the euro. Your tax basis in the note is the U.S. dollar value of the euro amount paid for the note, determined on the date of purchase.

     - Any such gain or loss (except to the extent attributable to foreign currency gain or loss) will be capital gain or loss, and will be long term capital gain or loss if you held the note for more than one year.

     - You will realize foreign currency gain or loss to the extent the U.S. dollar value of the euro paid for the note, based on the spot rate at the time you dispose of the note, is greater or less than the U.S. dollar value of the euro paid for the note, based on the spot rate at the time you acquired the note. Any resulting foreign currency gain or loss will be ordinary income or loss. You will only recognize such foreign currency gain or loss to the extent you have gain or loss, respectively, on the overall sale or retirement of the note.

     - If you sell a note between interest payment dates, a portion of the amount you receive reflects interest that has accrued on the note but has not yet been paid by the sale date. That amount is treated as ordinary interest income and not as sale proceeds.

     - Your tax basis in the euros you receive (or are considered to receive) on sale or retirement of the note will be the value of euros reported by you as received on the sale or retirement of the note. If you receive euros on retirement of the note and subsequently sell those euros, or if you are considered to receive euros on retirement of the note and those euros are considered to be sold for U.S. dollars on your behalf, or if you sell the note for euros and subsequently sell those euros, additional tax consequences will apply as described in "Sale of Euros."

     - You will not have taxable gain or loss on the exchange of your note for an exchange note.

SALE OF EURO

     - If you receive (or are considered to receive) euros as principal or interest on a note, and you later sell (or are considered to sell) those euros for U.S. dollars, you will have taxable gain or loss equal to the difference between the amount of U.S. dollars received and your tax basis in the euros. In addition, when you purchase a note in euros, you will have taxable gain or loss if your tax basis in the euros is different from the U.S. dollar value of the euros on the date of purchase. Any such gain or loss is foreign currency gain or loss taxable as ordinary income or loss.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Under the tax rules concerning information reporting to the IRS:

     - Assuming you hold your notes through a broker or other securities intermediary, the intermediary must provide information to the IRS concerning interest and retirement proceeds on your notes, unless an exemption applies.

     - Similarly, unless an exemption applies, you must provide the intermediary with your Taxpayer Identification Number for its use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting.

     - If you are subject to these requirements but do not comply, the intermediary must withhold 31% of all amounts payable to you on the notes (including principal payments). If the intermediary withholds payments, you may use the withheld amount as a credit against your federal income tax liability.

     - All individuals are subject to these requirements. Some holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

                      TAX CONSEQUENCES TO NON-U.S. HOLDERS

     This section applies to you if you are a "Non-U.S. Holder." A "Non-U.S. Holder" is:

     - an individual that is a nonresident alien;

     - a corporation organized or created under non-U.S. law; or

     - an estate or trust that is not taxable in the U.S. on its worldwide income.

WITHHOLDING TAXES

     Generally, payments of principal and interest on the notes will not be subject to U.S. withholding taxes.

     However, for the exemption from withholding taxes to apply to you, you must meet one of the following requirements:

     - You provide your name, address, and a signed statement that you are the beneficial owner of the note and are not a U.S. Holder. This statement is generally made on Form W-8 or Form W-8BEN.

     - You or your agent claim an exemption from withholding tax under an applicable tax treaty. This claim is generally made on Form 1001 or Form W-8BEN.

     - You or your agent claim an exemption from withholding tax on the ground that the income is effectively connected with the conduct of a trade or business in the U.S. This claim is generally made on Form 4224 or Form W-8ECI.

     We suggest that you consult your tax advisor about the specific methods for satisfying these requirements. These procedures will change on January 1, 2001. In addition, a claim for exemption will not be valid if the person receiving the applicable form has actual knowledge that the statements on the form are false.

SALE OR RETIREMENT OF NOTES

     If you sell a note or it is redeemed, you will not be subject to federal income tax on any gain unless one of the following applies:

     - The gain is connected with a trade or business that you conduct in the U.S.

     - You are an individual, you are present in the U.S. for at least 183 days during the year in which you dispose of the note, and certain other conditions are satisfied.

     - The gain represents accrued interest, in which case the rules for interest would apply.

U.S. TRADE OR BUSINESS

     If you hold your note in connection with a trade or business that you are conducting in the U.S.:

     - Any interest on the note, and any gain from disposing of the note, generally will be subject to income tax as if you were a U.S. Holder.

     - If you are a corporation, you may be subject to an additional "branch profits tax" on your earnings that are connected with your U.S. trade or business, including earnings from the note. This tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

ESTATE TAXES

     If you are an individual, your notes will not be subject to U.S. estate tax when you die. However, this rule only applies if, at your death, payments on the notes were not connected to a trade or business that you were conducting in the U.S.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     U.S. rules concerning information reporting and backup withholding are described above. These rules apply to Non-U.S. Holders as follows:

     - Principal and interest payments you receive will be automatically exempt from the usual rules if you provide the tax certifications needed to avoid withholding tax on interest, as described above. The exemption does not apply if the recipient of the applicable form knows that the form is false. In addition, interest payments made to you will be reported to the IRS on Form 1042-S.

     - Sale proceeds you receive on a sale of your notes through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup reporting may apply if you use the U.S. office of a broker, and information reporting (but not generally backup withholding) may apply if you use the foreign office of a broker that has certain connections to the U.S. We suggest that you consult your tax advisor concerning information reporting and backup withholding on a sale.

                        CURRENCY CONVERSIONS AND FOREIGN
                       EXCHANGE RISKS AFFECTING THE NOTES

CURRENCY CONVERSIONS

     Initial investors are required to pay for the notes in euro. See "-- Foreign Exchange Risks."

     We are required to make payments of principal and interest and premium, if any, in respect of the notes in euro. However, holders of notes holding through DTC (but excluding Euroclear or Clearstream, Luxembourg and investors who hold beneficial interests in the notes, directly or indirectly, through Euroclear or Clearstream, Luxembourg), will be paid in U.S. dollars converted from such euro payments by the trustee unless the holder elects to receive payments in euro as described below.

     Payments of principal and interest and premium, if any, on notes held through DTC will be converted to U.S. dollars in accordance with procedures established from time to time by the debt trustee and DTC and paid to Cede & Co. for payment to owners of beneficial interests in the restricted global notes (except for holders through Euroclear or Clearstream, Luxembourg or holders electing to receive euros). All costs of such conversion will be borne by those owners receiving U.S. dollars by deduction from such payments. If the debt trustee is not able to exchange euro into U.S. dollars, payments of the aggregate amount due to all such owners on the payment date will be made in euro outside of DTC. An owner of a beneficial interest in the restricted global note may elect to receive payment in respect of the principal of or premium, if any, or interest on the notes in euro by notifying the Participant through which its global note is held at least fifteen days prior to the payment of (1) such owner's election to receive all or a portion of such payment in euro and (2) wire transfer instructions to an account denominated in euro with respect to any payment to be made in euro. Such Participant must notify DTC of such election and wire transfer instructions and on or prior to the twelfth day prior to the payment. DTC will notify the debt trustee of such election and wire transfer instructions on or prior to the tenth day prior to the payment. If complete instructions are received by the Participant and forwarded by the Participant to DTC and by DTC to the debt trustee, on or prior to such dates, the owner of the beneficial interest in the global note will receive payment in euro outside of DTC; otherwise, only U.S. dollar payments will be made through DTC.

     Holders of notes will be subject to foreign exchange risks as to payments of principal and interest and premium, if any, that may have important economic and tax consequences to them. For further information as to such consequences, see "-- Foreign Exchange Risks" and "United States Taxation."

FOREIGN EXCHANGE RISKS

     An investment in notes which are denominated in, and the payment of such is to be made in, a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities (the "home currency") entails significant risks that are not associated with a similar investment in a security denominated in the home currency. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the home currency and the euro and the possibility of the imposition or modification of foreign exchange controls with respect to the euro. Such risks generally depend on economic and political events over which we have no control. In recent years, rates of exchange for certain currencies, including the euro, have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative however, of fluctuations in such rate that may occur during the term of the notes. Depreciation of the euro against the relevant home currency could result in a decrease in the effective yield of such note below its coupon rate and, in certain circumstances, could result in a loss to the investor on a home currency basis.

     This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. Prospective investors should consult with their own financial and legal advisors as to such risks entailed by an investment in the notes.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This document, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes or market-making activities or other trading activities.

     Clear Channel will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transaction in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period starting on the date of this prospectus and ending on the close of business on the earlier to occur of:

     - the date on which all exchange notes held by broker-dealers eligible to use the prospectus to satisfy their prospectus delivery obligations under the Securities Act have been sold and

     - the date 180 days after the consummation of the exchange offer,

Clear Channel will make this document, as amended or supplemented, available to any broker-dealer in connection with any such resale and will send additional copies of this document and any amendment or supplement to this prospectus to any broker-dealer that requests such documents.

     Clear Channel has agreed to pay all expenses incident to the exchange offer, including the expense of one counsel for the holders of the restricted notes, other than commissions or concession of any broker-dealers and will indemnify the holders of the restricted notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

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

                                    EXPERTS

     The consolidated financial statements of Clear Channel at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, and the financial statement schedule appearing in Clear Channel's Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference which are based in part on the reports of KPMG LLP, independent auditors, as to each of the three years in the period ended December 31, 1999. Such consolidated financial statements and schedule referred to above are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

     The consolidated financial statements of SFX at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999 and the related financial statement schedule appearing in SFX's Annual Report on Form 10-K/A for the year ended December 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule referred to above are incorporated herein by reference in reliance upon the report of such firm given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Jacor Communications, Inc. and its subsidiaries as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 incorporated into this document by reference to Clear Channel's Current Report on Form 8-K dated December 9, 1998, as amended by Form 8-K/A filed on February 23, 1999 and Form 8-K/A dated April 12, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Jacor Communications, Inc. and its subsidiaries as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 incorporated into this document by reference to Clear Channel's Current Report on Form 8-K dated December 9, 1998, as amended by Form 8-K/A filed on February 23, 1999 and Form 8-K/A dated April 12, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of AMFM Inc. and Subsidiaries (formerly Chancellor Media Corporation) as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 incorporated into this document by reference to the Current Report on Form 8-K of Clear Channel Communications, Inc., dated June 14, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Capstar Broadcasting Corporation and Subsidiaries as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 incorporated into this document by reference to the Current Report on Form 8-K of Clear Channel Communications, Inc., dated November 18, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL OPINIONS

     The validity of the exchange notes offered hereby will be passed upon for Clear Channel by our special counsel, Akin, Gump, Strauss, Hauer & Feld, L.L.P. (a partnership including professional corporations), San Antonio, Texas. Alan D. Feld, the sole shareholder of a professional corporation which is a partner of Akin, Gump, Strauss, Hauer & Feld, L.L.P., is a director of Clear Channel and as of September 30, 2000, owns approximately 139,500 shares of common stock (including presently exercisable nonqualified options to acquire approximately 123,500 shares). Vernon E. Jordan, Jr., of counsel to Akin,

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

Gump, Strauss, Hauer & Feld, L.L.P., is also a director of Clear Channel and as of September 30, 2000, holds options exercisable to acquire 89,300 shares of common stock.

                        LISTING AND GENERAL INFORMATION

     In connection with the application to list the exchange notes on the Luxembourg Stock Exchange, a legal notice relating to the issue of the exchange notes and copies of the Articles of Incorporation of Clear Channel was deposited with the Chief Registrar of the District Court of Luxembourg ("Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg") where such documents may be examined and copies obtained.

     Copies of the indenture, the registration rights agreement, the documents listed above and the financial statements are available, and copies of Clear Channel's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K may be obtained free of charge, at the specified office of the paying agent in Luxembourg, if and so long as the exchange notes are listed on the Luxembourg Stock Exchange. Clear Channel does not publish non-consolidated financial statements.

     The issue of the exchange notes was duly authorized by Clear Channel pursuant to an authorization of its Board of Directors on June 2, 2000.

     The most recently available financial statements of Clear Channel have been filed at the Company Registry in Luxembourg (Registre de Commerce et des Societes) at the District Court of Luxembourg and such documents are publicly available at such Registry and copies can be obtained at the Registry.

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